Exhibit 10.1

ALL AMOUNTS AT ANY TIME OWING BY THE BORROWERS UNDER THIS AGREEMENT TO THE LENDER HEREUNDER ARE SUBORDINATED IN RIGHT OF PAYMENT TO THE INDEFEASIBLE PAYMENT AND SATISFACTION IN FULL OF ALL PRESENT AND FUTURE OBLIGATIONS, LIABILITIES AND INDEBTEDNESS OF THE BORROWERS TO CONGRESS FINANCIAL CORPORATION, AND ITS SUCCESSORS AND ASSIGNS, AS PROVIDED BY AND AS OTHERWISE SUBJECT TO THE TERMS AND CONDITIONS OF THE INTERCREDITOR AND SUBORDINATION AGREEMENT, DATED AS OF THE DATE HEREOF, BETWEEN THE LENDER AND CONGRESS FINANCIAL CORPORATION.


                           LOAN AND SECURITY AGREEMENT

                                  by and among

                              CHELSEY FINANCE, LLC

                                       And

                            BRAWN OF CALIFORNIA, INC.
                              GUMP'S BY MAIL, INC.
                                  GUMP'S CORP.
                              HANOVER REALTY, INC.
                           HANOVER COMPANY STORE, LLC
                         KEYSTONE INTERNET SERVICES, LLC
                          THE COMPANY STORE GROUP, LLC
                               DOMESTICATIONS, LLC
                                SILHOUETTES, LLC
                            THE COMPANY OFFICE, INC.
                         THE COMPANY STORE FACTORY, INC.

                            Dated as of July 8, 2004

ALL AMOUNTS AT ANY TIME OWING BY THE BORROWERS UNDER THIS AGREEMENT TO THE LENDER HEREUNDER ARE SUBORDINATED IN RIGHT OF PAYMENT TO THE INDEFEASIBLE PAYMENT AND SATISFACTION IN FULL OF ALL PRESENT AND FUTURE OBLIGATIONS, LIABILITIES AND INDEBTEDNESS OF THE BORROWERS TO CONGRESS FINANCIAL CORPORATION, AND ITS SUCCESSORS AND ASSIGNS, AS PROVIDED BY AND AS OTHERWISE SUBJECT TO THE TERMS AND CONDITIONS OF THE INTERCREDITOR AND SUBORDINATION AGREEMENT, DATED AS OF THE DATE HEREOF, BETWEEN THE LENDER AND CONGRESS FINANCIAL CORPORATION.

                                TABLE OF CONTENTS

                                                                                 Page
INDEX TO EXHIBITS AND ATTACHMENTS...............................................  iv
SECTION 1.  DEFINITIONS.........................................................   1
SECTION 2.  TERM LOAN...........................................................  21
  2.1.  Loan....................................................................  21
  2.2.  Fees....................................................................  23
  2.3.  Interest................................................................  24
  2.4.  Conduct of Accounts.....................................................  24
  2.5.  Principal Payments......................................................  26
  2.6.  Use of Proceeds.........................................................  27
SECTION 3. CONDITIONS PRECEDENT TO LOANS AND OTHER FINANCIAL ACCOMMODATIONS.....  27
  3.1.  Conditions to Loans.....................................................  27
SECTION 4. COLLATERAL...........................................................  28
  4.1.  Security Interests in Borrowers' Property...............................  28
  4.2.  Guarantees..............................................................  29
  4.3.  Security Interests in Property of Guarantors............................  29
SECTION 5. REPRESENTATIONS AND WARRANTIES.......................................  30
  5.1.  Organization............................................................  30
  5.2.  Corporate Power and Authority...........................................  30
  5.3.  Capitalization; Solvency................................................  31
  5.4.  Compliance with Other Agreements and Applicable Law.....................  31
  5.5.  Environmental Compliance................................................  32
  5.6.  Governmental Approval...................................................  33
  5.7.  State of Formation; Mailing Addresses...................................  33
  5.8.  Priority of Liens; Title to Properties..................................  34
  5.9.  Taxes...................................................................  34
  5.10. Litigation..............................................................  34
  5.11. Intellectual Property...................................................  35
  5.12. Employee Benefits.......................................................  36
  5.13. Investment Company......................................................  36
  5.14. Regulation U; Securities Exchange Act of 1934...........................  37
  5.15. No Material Adverse Change..............................................  37
  5.16. Financial Statements....................................................  37
  5.17. Disclosure..............................................................  38
  5.18. Labor Disputes..........................................................  38
  5.19. Corporate Name; Prior Transactions......................................  38
  5.20. Schedule of Indebtedness................................................  38
  5.21. Common Enterprise.......................................................  39
  5.22. Subordination of Certain Obligations....................................  39

                                       i

SECTION 6. ADDITIONAL COVENANTS.................................................  39
  6.1.  Tradenames..............................................................  40
  6.2.  Subsidiaries............................................................  40
  6.3.  Indebtedness............................................................  41
  6.4.  Limitation on Liens.....................................................  41
  6.5.  Loans; Investments; Guarantees; Etc.....................................  42
  6.6.  Transactions with Affiliates............................................  43
  6.7.  Maintenance of Existence................................................  44
  6.8.  Sale and Leasebacks.....................................................  45
  6.9.  Sale of Assets, Consolidation, Merger, Dissolution, Etc.................  45
  6.10. Compliance with Laws, Regulations, Etc..................................  45
  6.11. Compliance with Environmental Laws......................................  46
  6.12. Payment of Taxes and Claims.............................................  47
  6.13. Properties in Good Condition............................................  48
  6.14. Insurance...............................................................  49
  6.15. Compliance with ERISA...................................................  50
  6.16. Notice of Default.......................................................  51
  6.17. Financial Statements and Other Information..............................  51
  6.18. Consolidated Working Capital............................................  51
  6.19. Consolidated Net Worth..................................................  52
  6.20. Further Assurances......................................................  52
  6.21. Sales of Outdated and Surplus Inventory.................................  53
  6.22. Maintenance and Delivery of Customer Lists; MACS Software...............  53
  6.23. Rental or License of Customer Lists.....................................  53
  6.24. No Termination or Amendment of Credit Card Agreements...................  54
  6.25. Obligations to be Senior Indebtedness...................................  54
  6.26. Litigation Notices......................................................  54
  6.27. Capital Expenditures....................................................  55
  6.28. EBITDA..................................................................  55
SECTION 7. EVENTS OF DEFAULT AND REMEDIES.......................................  57
  7.1.  Events of Default.......................................................  57
  7.2.  Remedies................................................................  60
SECTION 8. COLLECTION AND ADMINISTRATION........................................  63
  8.1.  Receipts................................................................  63
  8.2.  Right of Inspection; Access.............................................  63
  8.3.  Specific Powers.........................................................  63
SECTION 9. EFFECTIVE DATE; TERMINATION; COSTS; MISCELLANEOUS....................  64
  9.1.  Term....................................................................  64
  9.2.  Expenses and Additional Fees............................................  65
  9.3.  Survival of Agreement...................................................  66
  9.4.  No Waiver; Remedies Cumulative..........................................  66
  9.5.  Notices.................................................................  66
  9.6.  Entire Agreement........................................................  67
  9.7.  Amendments and Waivers..................................................  67
  9.8.  Applicable Law..........................................................  67
  9.9.  Successors and Assigns..................................................  68

  9.10. Indemnification.........................................................  68
  9.11. Severability............................................................  68
  9.12. Headings................................................................  69
  9.13. Security Interests of Participants......................................  69
  9.14. WAIVER OF JURY TRIAL....................................................  69
  9.15. Waiver of Counterclaims; Jurisdiction; Service of Process...............  69
  9.16. Counterparts............................................................  70

                        INDEX TO EXHIBITS AND ATTACHMENTS

EXHIBIT A        JURISDICTIONS OF QUALIFICATION                     Section 5.1

EXHIBIT B-1      EXISTING SUBSIDIARIES                              Section 5.1

EXHIBIT B-2      EXISTING RESTAURANT BUSINESS SUBSIDIARIES          Section 5.1

EXHIBIT B-3      ADDITIONAL EXISTING NON-GUARANTOR SUBSIDIARIES     Section 5.1

EXHIBIT C        STATES OF INCORPORATION AND CHIEF EXECUTIVE        Section 5.7
                 OFFICES

EXHIBIT D        EXISTING LIENS                                     Section 5.8

EXHIBIT E        PENDING LITIGATION                                 Section 5.10

EXHIBIT F        TRADENAMES                                         Sections 5.19, 6.1

EXHIBIT G-1      EXISTING INDEBTEDNESS                              Section 5.20

EXHIBIT G-2      EXISTING LETTERS OF CREDIT                         Section 5.20

EXHIBIT H        LIST OF LABOR DISPUTES                             Section 5.18

EXHIBIT I        ENVIRONMENTAL DISCLOSURE                           Section 5.5

ATTACHMENT I     FORM OF TERM NOTES                                 Section 3.1(d)

ATTACHMENT II    FORM OF SERIES D PREFERRED WARRANT                 Section 3.1(c)

ATTACHMENT III   FORM OF COMMON STOCK WARRANT                       Section 3.1(c)

ATTACHMENT IV    FORM OF GUARANTEE                                  Section 3.1(e)

ALL AMOUNTS AT ANY TIME OWING BY THE BORROWERS UNDER THIS AGREEMENT TO THE LENDER HEREUNDER ARE SUBORDINATED IN RIGHT OF PAYMENT TO THE INDEFEASIBLE PAYMENT AND SATISFACTION IN FULL OF ALL PRESENT AND FUTURE OBLIGATIONS, LIABILITIES AND INDEBTEDNESS OF THE BORROWERS TO CONGRESS FINANCIAL CORPORATION, AND ITS SUCCESSORS AND ASSIGNS, AS PROVIDED BY AND AS OTHERWISE SUBJECT TO THE TERMS AND CONDITIONS OF THE INTERCREDITOR AND SUBORDINATION AGREEMENT, DATED AS OF THE DATE HEREOF, BETWEEN THE LENDER AND CONGRESS FINANCIAL CORPORATION.

            LOAN AND SECURITY AGREEMENT (this "Agreement"), dated as of July 8, 2004, by and among Chelsey Finance, LLC, a Delaware limited liability company ("Lender", as hereinafter further defined), BRAWN OF CALIFORNIA, INC., a California corporation ("Brawn"), GUMP'S BY MAIL, INC., a Delaware corporation ("GBM"), GUMP'S CORP., a California corporation ("Gump's"), HANOVER REALTY, INC., a Virginia corporation ("Hanover Realty"), THE COMPANY STORE FACTORY, INC., a Delaware corporation ("TCS Factory"), THE COMPANY OFFICE, INC., a Delaware corporation ("TCS Office"), SILHOUETTES, LLC, a Delaware limited liability company ("Silhouettes LLC"), HANOVER COMPANY STORE, LLC, a Delaware limited liability company ("HCS LLC"), DOMESTICATIONS, LLC, a Delaware limited liability company ("Domestications LLC"), KEYSTONE INTERNET SERVICES, LLC, a Delaware limited liability company ("KIS LLC"), and THE COMPANY STORE GROUP, LLC, a Delaware limited liability company ("CSG LLC"; and, together with Brawn, GBM, Gump's, Hanover Realty, TCS Factory, TCS Office, Silhouettes LLC, HCS LLC, Domestications LLC and KIS LLC, collectively, "Borrowers" and each, individually, a "Borrower").

                              W I T N E S S E T H :

            WHEREAS, Borrowers operate a direct mail order and retail merchandise business and also provide a range of Internet, e-commerce and fulfillment services to businesses; and

            WHEREAS, Borrowers have requested that Lender make a junior secured term loan to Borrowers; and

            WHEREAS, Lender is willing to make such loan, subject to the terms and conditions set forth herein and in the other Financing Agreements (as hereinafter defined);

            NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements herein contained and other good and valuable consideration, the adequacy and receipt of which is hereby acknowledged, Lender and Borrowers hereby mutually covenant, warrant and agree as follows (the covenants, warranties and agreements of Borrowers, except as otherwise expressly set forth herein, being joint and several).

SECTION 1. DEFINITIONS

            For the purposes of this Agreement, the following terms shall have the respective meanings given to them below:

            1.1. "Account Debtor" shall mean account debtor, as such term is defined in the UCC, including, without limitation, each debtor or obligor in any way obligated on or in connection with any Account.

            1.2. "Accounts" shall mean, as to any Person, all present and future rights of such Person to payment of a monetary obligation, whether or not earned by performance, which is not evidenced by chattel paper or an instrument, (A) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (B) for services rendered or to be rendered, (C) for a secondary obligation incurred or to be incurred, or (D) arising out of the use of a credit or charge card or information contained on or for use with the card.

            1.3. "ADT LLC" shall mean American Down & Textile, LLC, a Delaware limited liability company, and its successors and assigns.

            1.4. "Affiliate" shall mean with respect to a specified Person, a partnership, corporation or any other Person which, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such Person, and without limiting the generality of the foregoing, includes, with respect to a Person (a) any other Person which beneficially owns or holds twenty percent (20%) or more of any class of voting securities or other securities convertible into voting securities of such Person or beneficially owns or holds twenty percent (20%) or more of any other equity interests in such Person, (b) any other Person with respect to which such Person beneficially owns or holds twenty percent (20%) or more of any class of voting securities or other securities convertible into voting securities of such Person, or owns or holds twenty percent (20%) or more of the equity interests of the other Person, and (c) any director, officer or employee of such Person. For purposes of this definition, the term "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise. Notwithstanding the foregoing, for purposes of this Agreement and the other Financing Agreements, Lender and Chelsey Direct, LLC shall be deemed not to be an Affiliate of Borrowers.

            1.5. "Affiliated Borrower Group" shall mean each of Borrowers, Guarantors, and any other entity that is now or hereafter a direct or indirect Subsidiary of Hanover, other than a Non-Guarantor Subsidiary.

            1.6. "Asset Sale" shall mean, as to Gump's, GBM, Brawn, Silhouettes LLC, ADT LLC, and Scandia Down LLC, any sale, conveyance or other disposition (including, without limitation, any sale or other disposition of Capital Stock of Gump's, GBM, Brawn, Silhouettes LLC, ADT LLC or Scandia Down LLC or disposition by way of merger or consolidation) of the Gump's Main Store Assets, the GBM Catalog Assets, the International Male Catalog Assets, the Silhouettes Catalog Assets, the Scandia Down Assets, and the General Intangibles related to the Gump's Main Store Assets, the GBM Catalog Assets, the International Male Catalog Assets, the Silhouettes Catalog Assets and the Scandia Down Assets, except in each case, for transactions in the ordinary course of business consistent with past practices previously disclosed to Lender.

            1.7. "Bankruptcy Code" shall mean the United States Bankruptcy Code, being Title 11 of the United States Code as enacted in 1978, as the same may have heretofore been or may hereafter be amended, recodified, modified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

            1.8. "Board" shall mean the Board of Governors of the Federal Reserve System, and any successor or replacement board, governmental agency or other entity having the same or similar authority and responsibilities.

            1.9. "Borrowers" shall mean, jointly and severally, individually and collectively, Brawn, GBM, Gump's, Hanover Realty, TCS Factory, TCS Office, Silhouettes LLC, HCS LLC, Domestications LLC, KIS LLC, and CSG LLC.

            1.10. "Brawn" shall mean Brawn of California, Inc., a California corporation, and its successors and assigns.

            1.11. "Brawn Term Loan" shall have the meaning set forth in Section 2.1.

            1.12. "Brawn Term Note" shall mean that certain Term Note, in form and substance satisfactory to Lender, made by Brawn in favor of the Lender, in the form attached hereto as Attachment I, as such note now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

            1.13. "Business Day" shall mean any day other than a Saturday, Sunday, or other day on which commercial banks are authorized or required to close under the laws of the State of New York or the State of North Carolina, and a day on which Lender is open for the transaction of business.

            1.14. "Capital Expenditures" shall mean (A) all expenditures for any fixed or capital assets or improvements, for all replacements, substitutions or additions thereto, which should be capitalized on a balance sheet in accordance with GAAP, whether acquired by way of purchase, capital or finance lease, increased product service charges, offset items or otherwise, plus (B) to the extent not included in clause (A), any expenditures for any fixed or capital assets or improvements in connection with the acquisition, construction, expansion or improvement of any present or future fulfillment center or warehouse facility owned, leased or otherwise used by Borrowers.

            1.15. "Capital Stock" shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person's capital stock at any time outstanding, and any and all rights, warrants or options exchangeable for or convertible into such capital stock (but excluding any debt security that is exchangeable for or convertible into such capital stock).

            1.16. "Certificate of Designation of the Series C Preferred Stock" shall mean the Certificate of the Designations, Powers, Preferences and Rights of Series C Participating Preferred Stock of Hanover Direct, Inc. filed with the Delaware Secretary of State, as the same exists on the date hereof or may thereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

            1.17. "Change of Control" shall mean: (a) other than an Asset Sale by a Lender, the transfer (in one transaction or a series of transactions) of all or substantially all of the assets of any Borrower or Guarantor to any Person or group (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934); (b) the liquidation or dissolution of any Borrower or

Guarantor or the adoption of a plan by the stockholders of any Borrower or Guarantor relating to the dissolution or liquidation of such Borrower or Guarantor; (c) the acquisition by any Person or group (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934), except for one or more Permitted Holders, of beneficial ownership, directly or indirectly, of a majority of the voting power of the total outstanding voting stock or shares or interests of Hanover or the Board of Directors of Hanover; (d) during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Hanover (together with any new directors who have been appointed by any Permitted Holder, or whose nomination for election by the stockholders of Hanover was approved by a vote of at least sixty-six and two-thirds (66 2/3%) percent of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason (other than by reason of death or disability) to constitute a majority of the Board of Directors of Hanover then still in office; or (e) other than an Asset Sale by a Lender, the failure of Hanover to own directly or indirectly one hundred (100%) percent of the voting power of the total outstanding voting stock or shares or interests of any Borrower or Guarantor (other than Hanover).

            1.18. "Chelsey" shall mean Chelsey Finance, LLC, a Delaware limited liability company, and its successors and assigns.

            1.19. "Clearance World" shall mean Clearance World Outlets, LLC, a Delaware limited liability company, and its successors and assigns.

            1.20. "Closing Date" shall mean the date on which the Term Loans are funded after the fulfillment or waiver by Lender of each condition set forth on
Section 3.1.

            1.21. "Collateral" shall have the meaning set forth in Section 4 hereof.

            1.22. "Common Stock Warrant" shall mean that certain warrant, in form and substance acceptable to Lender, in the form attached hereto as Attachment III.

            1.23. "Congress" shall mean Congress Financial Corporation, a Delaware corporation, and its successors and assigns.

            1.24. "Congress Credit Agreements" shall mean, (i) that certain Loan and Security Agreement (as used in this definition of Congress Credit Agreements, the "Congress Loan Agreement"), by and among Congress, Borrowers, and Guarantors, dated November 14, 1995, as amended by the First Amendment to Loan and Security Agreement, dated February 22, 1996, the Second Amendment to Loan and Security Agreement, dated April 16, 1996, the Third Amendment to Loan and Security Agreement, dated May 24, 1996, the Fourth Amendment to Loan and Security Agreement, dated May 31, 1996, the Fifth Amendment to Loan and Security Agreement, dated September 11, 1996, the Sixth Amendment to Loan and Security Agreement, dated as of December 5, 1996, the Seventh Amendment to Loan and Security Agreement, dated as of December 18, 1996, the Eighth Amendment to Loan and Security Agreement, dated as of March 26, 1997, the Ninth Amendment to Loan and Security Agreement, dated as of April 18, 1997, the Tenth Amendment to Loan and Security Agreement, dated as of October 31, 1997, the Eleventh Amendment to Loan and Security Agreement, dated as of March 25, 1998, the Twelfth

Amendment to Loan and Security Agreement, dated as of September 30, 1998, the Thirteenth Amendment to Loan and Security Agreement, dated as of September 30, 1998, the Fourteenth Amendment to Loan and Security Agreement, dated as of February 28, 2000, the Fifteenth Amendment to Loan and Security Agreement, dated as of March 24, 2000, the Sixteenth Amendment to Loan and Security Agreement, dated as of August 8, 2000, the Seventeenth Amendment to Loan and Security Agreement, dated as of January 5, 2001, the Eighteenth Amendment to Loan and Security Agreement, dated as of November 12, 2001, the Nineteenth Amendment to Loan and Security Agreement, dated as of December 18, 2001, the Twentieth Amendment to Loan and Security Agreement, dated as of March 5, 2002, the Twenty-First Amendment to Loan and Security Agreement, dated as of March 21, 2002, the Twenty-Second Amendment to Loan and Security Agreement, dated as of August 16, 2002, the Twenty-Third Amendment to Loan and Security Agreement, dated as of December 27, 2002, the Twenty-Fourth Amendment to Loan and Security Agreement, dated as of February 27, 2003, the Twenty-Fifth Amendment to Loan and Security Agreement, dated as of April 21, 2003, the Twenty-Sixth Amendment to Loan and Security Agreement, dated as of August 29, 2003, the Twenty-Seventh Amendment to Loan and Security Agreement, dated as of October 31, 2003, the Twenty-Eighth Amendment to Loan and Security Agreement, dated as of November 4, 2003, the Twenty-Ninth Amendment to Loan and Security Agreement, dated as of November 25, 2003, the Thirtieth Amendment to Loan and Security Agreement, dated as of March 25, 2004 and the Thirty-First Amendment to Loan and Security Agreement, dated as of the date hereof, as such Congress Loan Agreement may be further amended, modified, supplemented, extended, renewed, restated or replaced and (ii) the Financing Agreements, as such term is defined in the Congress Loan Agreement.

            1.25. "Consolidated Net Income" shall mean, with respect to any Person and its Subsidiaries for any period, the aggregate of the net income
(loss) of such Person and its Subsidiaries, on a consolidated basis, for such period (excluding to the extent included therein any extraordinary or unusual and non-recurring gains) after deducting all charges which should be deducted before arriving at the net income (loss) for such period and, without duplication, after deducting the Provision for Taxes for such period, all as determined in accordance with GAAP; provided, that, (A) the net income of any Person that is not a wholly-owned Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid or payable to such Person or a wholly-owned Subsidiary of such Person; (B) except to the extent included pursuant to the foregoing clause, the net income of any Person accrued prior to the date it becomes a wholly-owned Subsidiary of such Person or is merged into or consolidated with such Person or any of its wholly-owned Subsidiaries or that Person's assets are acquired by such Person or by its wholly-owned Subsidiaries shall be excluded; and (C) the net income (if positive) of any wholly-owned Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such wholly-owned Subsidiary to such Person or to any other wholly-owned Subsidiary of such Person is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such wholly-owned Subsidiary shall be excluded. For the purposes of this definition, (1) net income excludes any gain (or loss) together with any related Provision for Taxes for such gain (or loss) realized upon the sale or other disposition of any assets that are not sold in the ordinary course of business (including, without limitation, Asset Sales and dispositions pursuant to sale and leaseback transactions) or of any Capital Stock of such Person or a Subsidiary of such Person and any net income realized or loss incurred as a result of changes in accounting principles or the application thereof to such Person, (2) the term "Provision for Taxes" shall mean an amount equal to all taxes imposed on or measured by net income, whether Federal, State, Provincial, county or local, and whether foreign or domestic, that are paid or payable by any Person in respect of any period in accordance with GAAP, and (3) the term "Capital Stock" shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person's capital stock at any time outstanding, and any and all rights, warrants or options exchangeable for or convertible into such capital stock (but excluding any debt security that is exchangeable for or convertible into such capital stock).

            1.26. "Consolidated Net Worth" shall mean, as to any Person, at any time, in accordance with generally accepted accounting principles, as in effect from time to time consistently applied, on a consolidated basis for such Person and its Subsidiaries, the amount equal to the result obtained by taking total assets and subtracting therefrom total liabilities of such Person and its Subsidiaries; provided, however, (a) that, solely for purposes of calculating Consolidated Net Worth of Hanover and its Subsidiaries each fiscal month, to the extent that goodwill or intangible assets (or both) of Hanover or its Subsidiaries is impaired under the provisions of Financial Accounting Standards No. 142 ("FAS No. 142"), such that Hanover is required pursuant to FAS No. 142 to take a charge to write off part or all of goodwill or intangible assets (or both) of Hanover or its Subsidiaries, then such write off of goodwill or intangible assets (or both) shall not be considered a reduction of total assets of such Subsidiaries or Hanover, (b) solely for purposes of calculating Consolidated Net Worth of Hanover and its Subsidiaries for each fiscal month commencing with the fiscal month in which Hanover would be required under GAAP to account for the gain (or charge) referred to in this subsection (b) and subject to any adjustment with respect to the Kaul Litigation as required by the Congress Credit Agreements, (i) if the outcome of the Kaul Litigation is unfavorable to Hanover (after final disposition of any pending appeals) such that Hanover shall be required to increase its reserves for losses on its books that results in a charge to income under GAAP, then Hanover may exclude up to $2,000,000 of any such charges to the calculation of income, and (ii) if the outcome of the Kaul Litigation is favorable to Hanover (after final disposition of any pending appeals) such that Hanover shall be required to decrease its reserves for losses on its books that results in a gain to income under GAAP, then Hanover shall exclude up to $2,000,000 of any gain to the calculation of income, and (c) solely for purposes of calculating Consolidated Net Worth of Hanover and its Subsidiaries for each fiscal month to the extent that the provisions of Financial Accounting Standards No.150 ("FAS No.150") would not require Hanover to treat the Series C Participating Preferred Stock as a financial instrument and would not require Hanover to classify the liquidation preference feature of the Series C Participating Preferred Stock as a liability as provided by FAS 150, then the aggregate amounts of accretion for the liquidation preference of the Series C Participating Preferred Stock (utilizing the interest method of accounting) shall nevertheless be considered liabilities for purposes of determining compliance during applicable measurement periods set forth in Section 6.19.

            1.27. "Consolidated Working Capital" shall mean as to any Person, at any time, in accordance with generally accepted accounting principles as in effect from time to time, consistently applied, on a consolidated basis for such Person and its Subsidiaries, the amount equal to the difference between: (a) the aggregate net book value of all assets of such Person and its Subsidiaries, on a consolidated basis, which would, in accordance with generally accepted accounting principles as in effect from time to time, consistently applied, be classified as current assets, calculating the book value of Inventory for this purpose on a first-in-first-out basis, and (b) all Indebtedness (including, for this purpose, notwithstanding clause (c) of the definition of Indebtedness, trade accounts payable incurred in the ordinary course of business whether current or any number of days past due) of such Person and its Subsidiaries, on a consolidated basis, which would in accordance with generally accepted accounting principles as in effect from time to time, consistently applied, be classified as current liabilities; provided, however, that solely for purposes of calculating Consolidated Working Capital hereunder, the outstanding balance of the Senior Credit Facility and the amount of Obligations owing under the Financing Agreements shall not be considered current liabilities; provided, further, that, solely for purposes of calculating Consolidated Working Capital of Hanover and its Subsidiaries for each fiscal month commencing with the fiscal month in which Hanover would be required under GAAP to account for the gain (or charge) referred to in this proviso and subject to any adjustment with respect to the Kaul Litigation as required by the Congress Credit Agreements, (i) if the outcome of the Kaul Litigation is unfavorable to Hanover (after final disposition of any pending appeals) such that Hanover shall be required to increase its reserves for losses on its books that results in a decrease in asset charge to income under GAAP, then Hanover may exclude up to $2,000,000 of any such charges to the calculation of income, and (ii) if the outcome of the Kaul Litigation is favorable to Hanover (after final disposition of any pending appeals) such that Hanover shall be required to decrease its reserves for losses on its books that results in a gain to income under GAAP, then Hanover shall exclude up to $2,000,000 of any gain to the calculation of income.

            1.28. "Copyright Collateral Assignment and Security Agreement" shall mean that certain Copyright Collateral Assignment and Security Agreement, dated on or about the date hereof, by and among Gump's, HCS LLC, Domestications LLC, and Lender, providing for, among other things, the grant by Borrowers of a security interest in the copyrights of such Borrowers.

            1.29. "Credit Card Agreements" shall mean all agreements now or hereafter entered into by a Borrower or a Guarantor with any Credit Card Issuer or any Credit Card Processor, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

            1.30. "Credit Card Issuer" shall mean any person (other than Borrower) who issues or whose members issue credit cards, including, without limitation, MasterCard or VISA bank credit or debit cards or other bank credit or debit cards issued through MasterCard International, Inc., Visa, U.S.A., Inc. or Visa International and American Express, Discover, Diners Club, Carte Blanche and other non-bank credit or debit cards, including, without limitation, credit or debit cards issued by or through American Express Travel Related Services Company, Inc. and Novus Services, Inc.

            1.31. "Credit Card Processor" shall mean any servicing or processing agent or any factor or financial intermediary who facilitates, services, processes or manages the credit authorization, billing transfer and/or payment procedures with respect to any of Borrower's or Guarantor's sales transactions involving credit card or debit card purchases by customers using credit cards or debit cards issued by any Credit Card Issuer, and shall include, without limitation, Paymentech and Capital One.

            1.32. "Credit Card Receivables" shall mean, collectively, all present and future rights of Borrower or a Guarantor to payment from any Credit Card Issuer or Credit Card Processor, including, without limitation, all receivables arising from sales of goods or rendition of services to customers who have purchased such goods or services using a credit or debit card and all present and future rights of Borrower to payment from any Credit Card Issuer, Credit Card Processor or other third party in connection with the sale or transfer of Accounts arising pursuant to the sale of goods or rendition of services to customers who have purchased such goods or services using a credit card or a debit card, including, but not limited to, all amounts at any time due or to become due from any Credit Card Issuer or Credit Card Processor under the Credit Card Agreements or otherwise.

            1.33. "CSG LLC" shall mean The Company Store Group, LLC, a Delaware limited liability company, and its successors and assigns.

            1.34. "CSG LLC Term Loan" shall have the meaning set forth in
Section 2.1.

            1.35. "CSG LLC Term Note" shall mean that certain Term Note, in form and substance satisfactory to Lender, made by CSG LLC in favor of the Lender, in the form attached hereto as Attachment I, as such note now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

            1.36. "Customer Lists" shall mean the existing and future mailing and customer lists used in the direct mail marketing business of Borrowers, together with all software (including, without limitation, all manuals, upgrades, modifications, enhancements and additions thereto), computer tapes, disks, other electronic data storage media, documentation of file and record formats and source code and all other property useful or necessary to gain access to, transfer and fully utilize for all purposes, including, without limitation, analysis, cross-checking and compilation of, and the sale, rental or license of such mailing and customer lists, together with all updates and additions thereto, including, without limitation, all such mailing and customer lists which may be purchased, created or compiled in the future, but not including any customer lists owned by third parties who are not Affiliates of Borrowers, which are leased to, or otherwise licensed for use by Borrowers, with permission of such third party owners.

            1.37. "Discover Lien" shall mean that certain security interest granted by Hanover in favor of Discover Financial Services, Inc. on deposit accounts pursuant to that certain Merchant Services Agreement, dated October 14, 1986 and amended to date, by and between Hanover and Discover Financial Services, Inc.

            1.38. "DM Advertising" shall mean D.M. Advertising, LLC, a Delaware limited liability company, and its successors and assigns.

            1.39. "Domestications LLC" shall mean Domestications, LLC, a Delaware limited liability company, and its successors and assigns.

            1.40. "Domestications LLC Term Loan" shall have the meaning set forth in Section 2.1.

            1.41. "Domestications LLC Term Note" shall mean that certain Term Note, in form and substance satisfactory to Lender, made by Domestications LLC in favor of the Lender, in the form attached hereto as Attachment I, as such note now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

            1.42. "EBITDA" shall mean, as to any Person and its Subsidiaries, with respect to any period, an amount equal to: (A) the Consolidated Net Income of such Person and its Subsidiaries for such period determined in accordance with GAAP, plus (B) depreciation, amortization and other non-cash charges (including, but not limited to, imputed interest and deferred compensation) for such period (to the extent deducted in the computation of Consolidated Net Income of such Person), all in accordance with GAAP, plus (1) Interest Expense for such period (to the extent deducted in the computation of Consolidated Net Income of such Person), plus (2) charges for Federal, State, local and foreign income taxes for such period (to the extent deducted in the computation of Consolidated Net Income of such Person). For purposes of this definition, EBITDA for any period (i) shall include all cash payments, charges or expenditures made by any Borrower pursuant to the Series C Participating Preferred Agreements for such period (to the extent deducted in the computation of Consolidated Net Income), all in accordance with GAAP and (ii) shall exclude any non-cash payments, charges and expenditures made by any Borrower or Guarantor pursuant to the Series C Participating Preferred Agreements, all in accordance with GAAP, only if such exclusions are approved in writing by Lender in its good faith judgment.

            1.43. "Environmental Laws" shall mean all federal, state and local laws, rules, regulations, ordinances, and consent decrees relating to health, hazardous substances, pollution and environmental matters, as now or at any time hereafter in effect, applicable to the Borrowers' business and facilities (whether or not owned by it), including laws relating to emissions, discharges, releases or threatened releases of pollutants, contamination, chemicals, or hazardous, toxic or dangerous substances, materials or wastes into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals, or hazardous, toxic or dangerous substances, materials or wastes.

            1.44. "Equipment" shall mean, as to any Person, all of such Person's now owned and hereafter acquired equipment, wherever located, including machinery, data processing and computer equipment and computer hardware and software (whether owned or licensed and including embedded software), vehicles, tools, furniture, fixtures, all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith, and substitutions and replacements thereof, wherever located; provided, however, Equipment shall not include any rights or interests in any computer software (unless embedded) if under the terms of the contract or license agreement with respect to such software, the grant of a security interest or lien therein to Lender is prohibited and such prohibition has not been or is not waived or the consent of the other party to such contract or license agreement has not been obtained or under applicable law such prohibition cannot be waived, except, the foregoing exclusion shall in no way be construed (A) to apply if any such prohibition is unenforceable under Sections 9-406, 9-407 or 9-408 of the UCC or other applicable law or (B) so as to limit, impair or otherwise affect Lender's unconditional continuing security interests in and liens upon any rights or interests of

Borrowers in or to monies due or to become due under any such contract or license agreement (including any Receivables).

            1.45. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as the same now exists or may hereafter from time to time be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

            1.46. "Event of Default" shall have the meaning set forth in Section
7.1 hereof.

            1.47. "Financing Agreements" shall mean this Agreement, the Mortgages, the Guarantee, the Term Notes, the Intercompany Subordination Agreement, the General Security Agreements, the Pledge and Security Agreements, the Copyright Collateral Assignment and Security Agreement, and the Trademark Collateral Assignment and Security Agreement, together with all supplements, agreements, documents and instruments, heretofore, now or at any time hereafter executed and/or delivered to Lender in connection therewith or otherwise relating to this Agreement, the Obligations of Borrowers or the Collateral, as this Agreement and the foregoing and such supplements, agreements, documents and instruments now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

            1.48. "GAAP" shall mean generally accepted accounting principles in the United States of America in effect from time to time.

            1.49. "GBM" shall mean Gump's By Mail, Inc., a Delaware corporation, and its successors and assigns.

            1.50. "GBM Catalog Assets" shall mean all of the assets and properties of GBM and the General Intangibles of CSG LLC, in each case, that are primarily related to or primarily used in connection with or arise from the sale of merchandise or services through the "Gump's By Mail" mail order catalog business, including, without limitation, all Accounts, Inventory, Customer Lists and other General Intangibles so related, used or sold.

            1.51. "GBM Term Loan" shall have the meaning set forth in Section
2.1.

            1.52. "GBM Term Note" shall mean that certain Term Note, in form and substance satisfactory to Lender, made by GBM in favor of the Lender, in the form attached hereto as Attachment I, as such note now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

            1.53. "General Security Agreement" shall have the meaning set forth in Section 4.3.

            1.54. "Guarantee" shall mean those certain Guarantees of the repayment of the Obligations, in the form attached hereto as Attachment IV, of each Guarantor and a cross-guaranty in the same form by each Borrower of the obligations of the other Borrowers.

            1.55. "Guarantor Collateral" shall have the meaning set forth in
Section 4.3.

            1.56. "Guarantors" shall mean, individually and collectively, each of Hanover, HHFG LLC, Clearance World, Scandia Down LLC, LaCrosse LLC, DM Advertising LLC, ADT LLC, and Hanover Gifts.

            1.57. "Gump's" shall mean Gump's Corp., a California corporation, and its successors and assigns.

            1.58. "Gump's Main Store" shall mean the retail store operated by Gump's, known as Gump's San Francisco, located at 135 Post Street, San Francisco, California.

            1.59. "Gump's Main Store Assets" shall mean all of the assets and properties of Gump's and the general intangibles of CSG LLC, in each case, that are primarily related to or primarily used in connection with or arise from the retail business and operations of the Gump's Main Store, including, without limitation, all Accounts, Inventory, and other general intangibles so related, used or sold.

            1.60. "Gump's Term Loan" shall have the meaning set forth in Section 2.1.

            1.61. "Gump's Term Note" shall mean that certain Term Note, in form and substance satisfactory to Lender, made by Gump's in favor of the Lender, in the form attached hereto as Attachment I, as such note now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

            1.62. "Hanover" shall mean Hanover Direct, Inc., a Delaware corporation, and its successors and assigns.

            1.63. "Hanover Gifts" shall mean Hanover Gifts, Inc., a Virginia corporation, and its successors and assigns.

            1.64. "Hanover Realty" shall mean Hanover Realty, Inc., a Virginia corporation, and its successors and assigns.

            1.65. "Hanover Realty Term Loan" shall have the meaning set forth in
Section 2.1.

            1.66. "Hanover Realty Term Note" shall mean that certain Term Note, in form and substance satisfactory to Lender, made by Hanover Realty in favor of the Lender, in the form attached hereto as Attachment I, as such note now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

            1.67. "Hazardous Materials" shall mean any hazardous, toxic or dangerous substances, materials and wastes, including, without limitation, hydrocarbons (excluding hydrocarbons naturally occurring on the premises), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including, without limitation, materials which include hazardous constituents), sewage, sludge, industrial slag, solvents and/or any other similar substances, materials, or wastes and including any other substances, materials or wastes that are or become regulated under any Environmental Law

(including, without limitation any that are or become classified as hazardous or toxic under any Environmental Law).

            1.68. "HCS LLC" shall mean Hanover Company Store, LLC, a Delaware limited liability company, and its successors and assigns.

            1.69. "HCS LLC Term Loan" shall have the meaning set forth in
Section 2.1.

            1.70. "HCS LLC Term Note" shall mean that certain Term Note, in form and substance satisfactory to Lender, made by HCS in favor of the Lender, in the form attached hereto as Attachment I, as such note now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

            1.71. "HHFG LLC" shall mean Hanover Home Fashions Group, LLC, a Delaware limited liability company, and its successors and assigns.

            1.72. "Incipient Default" shall mean the occurrence of an event or existence of a condition which, upon the lapse of time or giving of notice or both, would constitute an Event of Default.

            1.73. "Indebtedness" shall mean, as to any Person, any obligation or liability which is required by generally accepted accounting principles to be shown as part of liabilities on a balance sheet of such Person (other than trade accounts payable, incurred in the ordinary course of business that are ninety
(90) days or less past due) and, in any event, shall also include: (a) obligations for borrowed money or capital leases; (b) obligations evidenced by bonds, debentures, notes or other similar instruments; (c) obligations to pay the deferred purchase price of property or for services (other than trade accounts payable incurred in the ordinary course of business that are sixty (60) days or less past due); (d) obligations or liabilities secured by a lien on any asset of the obligor thereunder, whether or not such obligation or liability is assumed; (e) contingent obligations (other than those incurred in the ordinary course of business); (f) obligations under or in connection with letters of credit; (g) obligations under acceptance facilities; and (h) any guarantees of any of the foregoing obligations.

            1.74. "Indebtedness for Borrowed Money" shall mean, as to any Person, Indebtedness of the kind described in clauses (a), (b), (c), (f) or (g) described in the definition of Indebtedness, and guarantees thereof.

            1.75. "Intellectual Property" shall mean, as to each Borrower, such Borrower's now owned and hereafter arising or acquired: (A) patents, patent rights, patent applications, copyrights, works which are the subject matter of copyrights, copyright registrations, trademarks, trade names, trade styles, trademark and service mark applications, and licenses and rights to use any of the foregoing; (B) all extensions, renewals, reissues, divisions, continuations, and continuations-in-part of any of the foregoing; (C) all rights to sue for past, present and future infringement of any of the foregoing; (D) inventions, trade secrets, formulae, processes, compounds, drawings, designs, blueprints, surveys, reports, manuals, and operating standards; (E) goodwill (including any goodwill associated with any trademark or the license of any trademark); (F) customer and other lists in whatever form maintained, including, without limitation the Customer Lists; (G) trade secret rights, copyright rights, rights in works of authorship, domain names and domain name registration; and (H) software and contract rights relating to computer software programs, in whatever form created or maintained; provided, however, the Intellectual Property shall not include any rights or interests in any customer lists or computer software if under the terms of the contract or license agreement with respect thereto, the grant of a security interest or lien therein to Lender is prohibited and such prohibition has not been or is not waived or the consent of the other party to such contract or license agreement has not been obtained or under applicable law such prohibition cannot be waived, except, the foregoing exclusion shall in no way be construed (1) to apply if any such prohibition is unenforceable under Sections 9-406, 9-407 or 9-408 of the UCC or other applicable law or (2) so as to limit, impair or otherwise affect Lender's unconditional continuing security interests in and liens upon any rights or interests of Borrowers in or to monies due or to become due under any such contract or license agreement (including any Receivables).

            1.76. "Intercompany Subordination Agreement" shall mean that certain Intercompany Subordination Agreement, dated as of the date hereof, between Lender and Hanover, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

            1.77. "Intercreditor Agreement" shall mean that certain Intercreditor and Subordination Agreement, dated as of the date hereof, between Lender and Congress, as acknowledged by Borrowers and Guarantors, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

            1.78. "Interest Rate" shall mean a rate of five percent (5%) per annum in excess of the Prime Rate or, after the occurrence and during the continuance of any Event of Default, or after termination hereof, a rate of seven percent (7%) per annum in excess of the Prime Rate. The Interest Rate shall increase or decrease by an amount equal to each increase or decrease, respectively, in the Prime Rate, effective on the first day of the month after any change in the Prime Rate, based on the Prime Rate in effect on the last day of the month in which any such change occurs.

            1.79. "Interest Expense" shall mean, for any period, as to any Person and its Subsidiaries, all of the following as determined in accordance with GAAP: (A) total interest expense, whether paid or accrued (including the interest component of capitalized lease obligations for such period), including, without limitation, all bank fees, commissions, discounts and other fees and charges owed with respect to letters of credit, banker's acceptances or similar instruments, but excluding (1) amortization of discount and amortization of deferred financing fees and closing costs, (2) interest paid in property other than cash and (3) any other interest expense not payable in cash, minus (B) any net payments received during such period as interest income received in respect of its investments in cash and cash equivalents.

            1.80. "International Male Catalog Assets" shall mean all of the assets and properties of Brawn and the general intangibles of CSG LLC, in each case, that are primarily related to or primarily used in connection with or arise from the sale of merchandise or services through the "International Male" mail order catalog business, including, without limitation, all Accounts, Inventory, Customer Lists and other General Intangibles so related, used or sold.

            1.81. "Inventory" shall mean, as to any Person, all of such Person's now owned and hereafter existing or acquired goods, wherever located, which (A) are leased by such Person as lessor; (B) are held by such Person for sale or lease or to be furnished under a contract of service; (C) are furnished by such Person under a contract of service; or (D) consist of raw materials, work in process, finished goods or materials used or consumed in its business.

            1.82. "IRC" shall mean the Internal Revenue Code of 1986, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

            1.83. "Kaul Litigation" shall mean the action originally commenced on June 28, 2001 by Rakesh K. Kaul against Hanover, entitled Rakesh K. Kaul v. Hanover Direct, Inc., Civil No. 01 Civ. 6810 (DC), presently pending before the United District Court for the Southern District of New York.

            1.84. "Kaul Litigation Order" shall mean an order issued by the United District Court for the Southern District of New York in the Kaul Litigation with respect to (A) the summary judgment motion filed by Rakesh K. Kaul on or about June 28, 2002 regarding the Amended Complaint filed by Rakesh
K. Kaul on September 21, 2001 and the Answer, Defenses, and Counterclaims to the Amended Complaint filed by Hanover on October 11, 2001 and (A) the summary judgment motion filed by Hanover on July 3, 2002 regarding the Amended Complaint filed by Rakesh K. Kaul on September 21, 2001 and the Answer, Defenses, and Counterclaims to the Amended Complaint filed by Hanover on October 11, 2001.

            1.85. "KIS LLS" shall mean Keystone Internet Services, LLC, a Delaware limited liability company, and its successors and assigns.

            1.86. "KIS LLC Term Loan" shall have the meaning set forth in
Section 2.1.

            1.87. "KIS LLC Term Note" shall mean that certain Term Note, in form and substance satisfactory to Lender, made by KIS LLC in favor of the Lender, in the form attached hereto as Attachment I, as such note now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

            1.88. "LaCrosse LLC" shall mean LaCrosse Fulfillment, LLC, a Delaware limited liability company, and its successors and assigns.

            1.89. "Lender" shall mean Chelsey Finance, LLC, a Delaware limited liability company, and its successors and assigns.

            1.90. "Mortgages" shall mean, individually and collectively, each of the following (as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced): (a) the Deed of Trust, Assignment and Security Agreement, dated as of the date hereof, by Hanover Realty in favor of Lender with respect to the Real Property and related assets of Hanover Realty in Roanoke, Virginia, (b) the Mortgage and Security Agreement, dated as of the date hereof, by TCS Factory in favor of Lender with respect to the Real Property and related assets of TCS Factory located at 2929 Airport Road, La Crosse, Wisconsin, (c) the Mortgage and Security Agreement, dated as of the date hereof, by TCS Office in favor of Lender with respect to the Real Property and related assets of TCS Office located at 455 Park Plaza Drive, La Crosse, Wisconsin, (d) the Subordination of Lease, dated as of the date hereof, among TCS Factory, American Down & Textile, LLC and Lender, and (e) the Subordination of Lease, dated as of the date hereof, among TCS Office, Hanover Home Fashions Group, LLC and Lender.

            1.91. "Multiemployer Plan" shall mean a "multi-employer plan" as defined in Section 4001(a)(3) of ERISA which is or was at any time during the current year or the immediately preceding six (6) years contributed to by any Borrower, Guarantor or any Affiliate that would be subject to ERISA.

            1.92. "Net Proceeds" shall mean the aggregate cash proceeds received by any of Borrowers or Guarantors in respect of any Asset Sale, less the amount of any sales or transfer taxes and other direct expenses of such Borrowers or Guarantors relating to such Asset Sale.

            1.93. "Non-Guarantor Subsidiary" shall mean each of the Restaurant Business Subsidiaries. In addition, Non-Guarantor Subsidiaries shall mean any Subsidiary of Hanover that:

                  (i) is formed or acquired after the date hereof on not less than thirty (30) days prior written notice to Lender that is received by Lender prior to the occurrence of an Event of Default or Incipient Default which is continuing at the time of receipt of such notice;

                  (ii) is not a direct or indirect Subsidiary of or in the same business as any Borrower or any Guarantor, other than Hanover;

                  (iii) has been formed or acquired without any direct or indirect investment, whether in cash or in property, other than capital stock of any member of the Affiliated Borrower Group upon which no dividends are paid or payable (except dividends paid or payable in additional capital stock similarly restricted as to dividends), by Borrowers or any other member of the Affiliated Borrower Group and without the incurrence of any Indebtedness in connection with such acquisition, or the business to be engaged in by such Subsidiary, directly or indirectly, by any of Borrowers or any other member of the Affiliated Borrower Group;

                  (iv) engages in no transaction, direct or indirect, with Borrowers or any other member of the Affiliated Borrower Group, other than such Subsidiary's declaration and payment to members of the Affiliated Borrower Group of dividends in its own capital stock, or the payment by such Subsidiary to Borrowers or any other member of the Affiliated Borrower Group, of overhead and other administrative charges in the ordinary course of business; and

                  (v) obtains financing, if any, on a completely stand alone basis, i.e., not requiring any direct or indirect guarantee or other form of financial support or credit enhancement from Borrowers or any other member of the Affiliated Borrower Group, other than the non-recourse pledge of the capital stock of another Non-Guarantor Subsidiary and cross-corporate guaranties between or among Non-Guarantor Subsidiaries formed or acquired at the same time as part of a single transaction upon the consummation of which such cross-guaranties are executed in favor of the provider of such stand alone financing; and subject to the right of first refusal with respect to such financings held by Congress, if Congress declines to provide such financing, provide Lender with a thirty (30) day right of first refusal to elect to provide financing to such Subsidiary on the same terms as set forth in any bona fide commitment, proposal or offer solicited or received by such Subsidiary or an Affiliate thereof. If Lender elects to exercise its right of first refusal, by written notice, within such thirty (30) day period, of Lender's willingness to provide such financing on such terms, the Seven Hundred Fifty Dollars ($750) per person per diem field examination charges of Lender plus all out-of-pocket expenses of Lender incurred in respect of its initial field work or other preliminary review and due diligence shall be payable by such Subsidiary or charged to Borrowers' loan accounts hereunder whether or not the transaction closes. If Lender does not exercise its right of first refusal, such charges and expenses of Lender shall not be charged to such Subsidiary or Borrowers' loan accounts hereunder.

            If any Subsidiary of Hanover formed or acquired after the date hereof at any time, with respect to clauses (ii), (iv) or (v), at any time, does not meet or no longer meets any of the foregoing requirements, such Subsidiary shall not be considered, for purposes hereof, or if initially so considered, shall lose its status as, a Non-Guarantor Subsidiary and shall be subject to all of the requirements set forth herein with respect to Subsidiaries which are members of the Affiliated Borrower Group.

            1.94. "Obligations" shall mean, as to any Person, any and all now existing and hereafter arising obligations, liabilities and Indebtedness of such Person to Lender of every kind and description, however evidenced, whether direct or indirect, absolute or contingent, joint or several, secured or unsecured, due or not due, primary or secondary, liquidated or unliquidated, whether arising before, during or after the initial or any renewal term hereof or any other Financing Agreement, or after the commencement of any bankruptcy, reorganization, insolvency, receivership or similar proceeding with respect to such Person under the Bankruptcy Code or any similar statute, whether arising directly or acquired by Lender from any other Person, conditionally or as collateral security, by assignment, merger with any other Person, assumption, subrogation or otherwise (excluding participations or interests of Lender in the obligations of such Person to others), whether arising under this Agreement, the other Financing Agreements, by operation of law or otherwise and whether incurred by such Person as principal, surety, endorser, guarantor or otherwise. Without limiting the generality of the foregoing, "Obligations" shall include:
(a) such Person's liability to Lender for all balances owing to Lender in any account maintained on Lender's books under this Agreement, the other Financing Agreements or under any other agreement or arrangement now or hereafter entered into between such Person and Lender, (b) such Person's liability to Lender as maker or endorser of any promissory note or other instrument for the payment of money, (c) such Person's liability to Lender under any instrument of guaranty or indemnity, or arising under or with respect to any letter of credit, acceptance, instrument, guarantee, endorsement or undertaking which Lender may make, endorse or issue to others for the account of such Person, (d) Indebtedness owing by such Person to Lender or to present Participants of or with Lender arising under or in connection with any of the foregoing types of agreements, instruments or transactions, and (e) all principal, interest, financing charges, letter of credit fees, closing fees, facility fees, unused line fees, servicing fees, early termination and other fees, commissions and expenses payable or reimbursable to Lender, including, but not limited to, reasonable attorneys', paralegals' and accountants' fees and disbursements, chargeable to such Person and due from such Person under this Agreement, the other Financing Agreements, or under any other agreement or arrangement which was heretofore or may be now or hereafter entered into between such Person and Lender. Unless the context otherwise requires, the term "Obligations" refers to Obligations of Borrowers.

            1.95. "Participant" shall mean any Person which at any time participates with Lender in respect of this Agreement, any Term Loan or other Obligations of Borrowers or any portion thereof.

            1.96. "Permitted Holders" shall mean, collectively, Chelsey, Chelsey Direct, LLC, Chelsey Capital Profit Sharing Plan, DSJ International Resources Ltd., Stuart Feldman and William Wachtel and each of their respective Affiliates; each sometimes being referred to individually as a "Permitted Holder".

            1.97. "Person" or "person" shall mean an individual, a partnership, a limited partnership, a corporation (including a business trust), a joint stock company, a trust, an unincorporated association, a joint venture, a limited liability company, a limited liability partnership or other entity or a government or any agency, instrumentality or political subdivision thereof.

            1.98. "Plan" means an employee benefit plan (as defined in Section 3(3) of ERISA) which any Borrower sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a Multiemployer Plan has made contributions at any time during the immediately preceding six (6) plan years.

            1.99. "Pledge and Security Agreement" shall mean those certain Pledge and Security Agreements, dated on or about the date hereof, by and among
(i) CSG LLC and Lender in respect of membership interests owned by it, (ii) CSG LLC and Lender in respect of capital stock interests owned by it, and (iii) Hanover and Lender in respect of membership interests owned by it, providing for, among other things, the pledge by such Persons to Lender of the equity interests in Borrowers and Guarantors held by such Persons.

            1.100. "Prime Rate" shall mean the prime commercial interest rate from time to time publicly announced by Wachovia Bank, N.A., or its successors whether or not such announced rate is the best rate available at such bank.

            1.101. "Purchase Money Lien" shall mean the liens meeting the requirements in Section 6.4(e) hereof.

            1.102. "Real Property" shall mean all now owned and hereafter acquired real property of each Borrower, together with all buildings, structures, and other improvements located thereon and all licenses, easements and appurtenances relating thereto, wherever located, including the real property and related assets more particularly described in the Mortgages.

            1.103. "Receivables" shall mean all of the following now owned or hereafter arising or acquired property of each Borrower: (A) all Accounts, including, without limitation, all Credit Card Receivables, and all monies, credit balances and other amounts due from or through or held by Credit Card Issuers, or other parties to the Credit Card Agreements, all rentals or license fees receivable in respect of the sale, lease, or license of Customer Lists, all monies, securities and other property and the proceeds thereof, now or hereafter held or received by, or in transit to, Lender from or for it, whether for safekeeping, pledge, custody, transmission, collection or otherwise, and all of its respective deposits (general or special), balances, sums and credits with Lender at any time existing; (B) all interest, fees, late charges, penalties, collection fees and other amounts due or to become due or otherwise payable in connection with any Account; (C) all payment intangibles of such Borrower; (D) letters of credit, indemnities, guarantees, security or other deposits and proceeds thereof issued payable to any Borrower or otherwise in favor of or delivered to any Borrower in connection with any Account; or (E) all other accounts, contract rights, chattel paper, instruments, notes, general intangibles and other forms of obligations owing to any Borrower, whether from the sale and lease of goods or other property, licensing of any property (including Intellectual Property or other general intangibles), rendition of services or from loans or advances by any Borrower or to or for the benefit of any third person (including loans or advances to any Affiliates or Subsidiaries of any Borrower) or otherwise associated with any Accounts, Inventory or general intangibles of any Borrower (including, without limitation, choses in action, causes of action, tax refunds, tax refund claims, any funds which may become payable to any Borrower in connection with the termination of any Plan or other employee benefit plan and any other amounts payable to any Borrower from any Plan or other employee benefit plan, rights and claims against carriers and shippers, rights to indemnification, business interruption insurance and proceeds thereof, casualty or any similar types of insurance and any proceeds thereof, proceeds of insurance covering the lives of employees on which any Borrower is a beneficiary, catalogs and promotional materials, Customer Lists, and all right, title and interest in and to joint ventures and other partnerships and other Persons).

            1.104. "Restaurant Business Subsidiaries" shall mean, the Subsidiary of Hanover listed on Exhibit B-2 attached hereto.

            1.105. "Responsible Officer" shall mean any one or more of the following: the President, Chief Executive Officer, Chief Financial Officer, Treasurer, Controller or, Secretary or General Counsel of Hanover or any Borrower.

            1.106. "Scandia Down Assets" shall mean all of the assets and properties of Scandia Down LLC, Scandia and American Down and the general intangibles of CSG LLC, in each case, that are primarily related to or primarily used in connection with or arise from the sale of merchandise or services through license arrangements with retail stores and through the Scandia Down mail order catalog business, including, without limitation, all Accounts, Inventory, Customer Lists and other general intangibles so related, used or sold.

            1.107. "Scandia Down LLC" shall mean Scandia Down, LLC, a Delaware limited liability company, and its successors and assigns.

            1.108. "Senior Credit Facility" shall mean those certain credit facilities available to Borrowers pursuant to the Congress Credit Agreements.

            1.109. "Series C Participating Preferred Agreements" shall mean, collectively (as the same now exists or as may thereafter be amended, modified, supplemented, extended, renewed, restated or replaced): (A) the Certificate of Designation of the Series C Participating Preferred Stock, (B) the Series C Participating Preferred Recapitalization Agreement, and (C) all related agreements, documents and instruments executed, delivered or filed in connection with, or otherwise evidencing, the offering of Series C Participating Preferred Stock.

            1.110. "Series C Participating Preferred Recapitalization Agreement" shall mean the Recapitalization Agreement, dated as of November 18, 2003, between Chelsey Direct, LLC and Hanover, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

            1.111. "Series C Participating Preferred Stock" shall mean the Capital Stock of Hanover consisting of the Series C Participating Preferred Stock issued and outstanding.

            1.112. "Series D Preferred Stock Warrant" shall mean that certain warrant, in form and substance acceptable to Lender, in the form attached hereto as Attachment II.

            1.113. "Silhouettes Catalog Assets" shall mean all of the assets and properties of Silhouettes LLC and the general intangibles of CSG LLC, in each case, that are primarily related to or primarily used in connection with or arise from the sale of merchandise or services through the "Silhouettes" mail order catalog business, including, without limitation, all Accounts, Inventory, Customer Lists and other General Intangibles so related, used or sold.

            1.114. "Silhouettes LLC" shall mean Silhouettes, LLC, a Delaware limited liability company, and its successors and assigns.

            1.115. "Silhouettes LLC Term Loan" shall have the meaning set forth in Section 2.1.

            1.116. "Silhouettes LLC Term Note" shall mean that certain Term Note, in form and substance satisfactory to Lender, made by Silhouettes LLC in favor of the Lender, in the form attached hereto as Attachment I, as such note now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

            1.117. "Solvent" shall mean, at any time with respect to any Person, that at such time such Person (a) is able to pay its debts as they mature and has (and has a reasonable basis to believe it will continue to have) sufficient capital (and not unreasonably small capital) to carry on its business consistent with its practices as of the date hereof, and (b) the assets and properties of such Person at a fair valuation (and including as assets for this purpose at a fair valuation all rights of subrogation, contribution or indemnification arising pursuant to any guarantees given by such Person) are greater than the Indebtedness of such Person, and including subordinated and contingent liabilities computed at the amount which, such person has a reasonable basis to believe, represents an amount which can reasonably be expected to become an actual or matured liability (and including as to contingent liabilities arising pursuant to any guarantee the face amount of such liability as reduced to reflect the probability of it becoming a matured liability).

            1.118. "Subsidiary" or "subsidiary" shall mean, as to any Person, any corporation, association or organization, active or inactive, as to which fifty percent (50%) or more of the outstanding voting stock or shares or interests shall now or hereafter be owned or controlled, directly or indirectly, by such Person or any direct or indirect Subsidiary of such Person.

            1.119. "Tax Sharing Agreement" shall mean that certain Tax Sharing Agreement, dated as of February 1, 1987, presently by and among Hanover and HDPI, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

            1.120. "TCS Factory" shall mean The Company Store Factory, Inc., a Delaware corporation, and its successors and assigns.

            1.121. "TCS Factory Term Loan" shall have the meaning set forth in
Section 2.1.

            1.122. "TCS Factory Term Note" shall mean that certain Term Note, in form and substance satisfactory to Lender, made by TCS Factory in favor of the Lender, in the form attached hereto as Attachment I, as such note now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

            1.123. "TCS Office" shall mean The Company Office, Inc., a Delaware corporation and its successors and assigns.

            1.124. "TCS Office Term Loan" shall have the meaning set forth in
Section 2.1.

            1.125. "TCS Office Term Note" shall mean that certain Term Note, in form and substance satisfactory to Lender, made by TCS Office in favor of the Lender, in the form attached hereto as Attachment I, as such note now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

            1.126. "Term" shall have the meaning set forth in Section 9.1(a) hereof.

            1.127. "Term Loans" shall mean, individually and collectively, the Brawn Term Loan, the GBM Term Loan, the Gump's Term Loan, the Hanover Realty Term Loan, the TCS Factory Term Loan, the TCS Office Term Loan, the Silhouettes LLC Term Loan, the HCS LLC Term Loan, the Domestications LLC Term Loan, the KIS LLC Term Loan and the CSG LLC Term Loan.

            1.128. "Term Notes" shall mean, individually and collectively, the Brawn Term Note, the GBM Term Note, the Gump's Term Note, the Hanover Realty Term Note, the TCS Factory Term Note, the TCS Office Term Note, the Silhouettes LLC Term Note, the HCS LLC Term Note, the Domestications LLC Term Note, the KIS LLC Term Note and the CSG LLC Term Note.

            1.129. "Thirty-First Amendment to the Congress Loan Agreement" shall mean that certain Thirty-First Amendment to the Congress Loan Agreement, dated as of the date hereof.

            1.130. "Trademark Collateral Assignment and Security Agreement" shall mean the Trademark Collateral Assignment and Security Agreement, dated on or about the date hereof, by and among Gump's, CSG LLC, Brawn and Lender, providing for, among other things, the grant by Borrowers of a security interest in the trademarks of such Borrowers.

            1.131. "Tradename" shall have the meaning set forth in Section 6.1 hereof.

            1.132. "UCC" shall mean the Uniform Commercial Code as in effect in the State of New York, and any successor statute, as in effect from time to time (except that terms used herein which are defined in the Uniform Commercial Code as in effect in the State of New York on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as Lender may otherwise determine).

            1.133. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles from time to time in effect, consistently applied, except as otherwise stated herein. To the extent generally accepted accounting principles require a change in accounting practices, references herein to "generally accepted accounting principles from time to time in effect, consistently applied", shall include such required changes.

            1.134. Other Defined Terms. The words "hereof", "herein", "hereunder", "this Agreement" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced. Whether or not expressly so provided herein or in a separate amendment, all references to the "Loan Agreement" or the "Loan and Security Agreement" or words of similar import contained in the other Financing Agreements shall mean this Agreement and references therein to the respective parties to and borrowers under the "Loan Agreement" or the "Loan and Security Agreement" or words of similar import are each hereby amended to refer to the respective parties and Borrowers under this Agreement.

            1.135. Uniform Commercial Code Definitions. All terms not specifically defined herein which are defined in the UCC shall have the meanings as defined in the UCC.

            1.136. Interpretation. For purposes of this Agreement, unless the context otherwise requires, all other terms hereinbefore or hereinafter defined, including but not limited to those terms defined in the recitals hereto, shall have the meanings herein assigned to such terms. All references to Borrowers, Guarantors and other Persons pursuant to the definitions set forth in the recitals hereto shall include their respective successors and assigns. All references to Borrowers and Guarantors shall mean each of them, and all of them, jointly and severally, individually and collectively. All references to any term in the plural shall include the singular and all references to any term in the singular shall include the plural.

SECTION 2. TERM LOAN

            2.1. Loan.

                  (a) Subject to and upon the terms and conditions contained herein and in the other Financing Agreements, on the Closing Date Lender shall make a term loan to Brawn in the aggregate original principal amount of $1,500,000 (the "Brawn Term Loan"). The Brawn

Term Loan is (i) evidenced by the Brawn Term Note in such original principal amount duly executed and delivered by Borrower to Lender concurrently herewith,
(ii) to be repaid, together with interest and other amounts, in accordance with this Agreement, the Brawn Term Note, and the other Financing Agreements, and
(iii) secured by all of the Collateral.

                  (b) Subject to and upon the terms and conditions contained herein and in the other Financing Agreements, on the Closing Date Lender shall make a term loan to GBM in the aggregate original principal amount of $1,000,000 (the "GBM Term Loan"). The GBM Term Loan is (i) evidenced by the GBM Term Note in such original principal amount duly executed and delivered by Borrower to Lender concurrently herewith, (ii) to be repaid, together with interest and other amounts, in accordance with this Agreement, the GBM Term Note, and the other Financing Agreements, and (iii) secured by all of the Collateral.

                  (c) Subject to and upon the terms and conditions contained herein and in the other Financing Agreements, on the Closing Date Lender shall make a term loan to Gump's in the aggregate original principal amount of $1,500,000 (the "Gump's Term Loan"). The Gump's Term Loan is (i) evidenced by the Gump's Term Note in such original principal amount duly executed and delivered by Borrower to Lender concurrently herewith, (ii) to be repaid, together with interest and other amounts, in accordance with this Agreement, the Gump's Term Note, and the other Financing Agreements, and (iii) secured by all of the Collateral.

                  (d) Subject to and upon the terms and conditions contained herein and in the other Financing Agreements, on the Closing Date Lender shall make a term loan to Hanover Realty in the aggregate original principal amount of $10,000 (the "Hanover Realty Term Loan"). The Hanover Realty Term Loan is (i) evidenced by the Hanover Realty Term Note in such original principal amount duly executed and delivered by Borrower to Lender concurrently herewith, (ii) to be repaid, together with interest and other amounts, in accordance with this Agreement, the Hanover Realty Term Note, and the other Financing Agreements, and
(iii) secured by all of the Collateral.

                  (e) Subject to and upon the terms and conditions contained herein and in the other Financing Agreements, on the Closing Date Lender shall make a term loan to TCS Factory in the aggregate original principal amount of $10,000 (the "TCS Factory Term Loan"). The TCS Factory Term Loan is (i) evidenced by the TCS Factory Term Note in such original principal amount duly executed and delivered by Borrower to Lender concurrently herewith, (ii) to be repaid, together with interest and other amounts, in accordance with this Agreement, the TCS Factory Term Note, and the other Financing Agreements, (iii) secured by all of the Collateral.

                  (f) Subject to and upon the terms and conditions contained herein and in the other Financing Agreements, on the Closing Date Lender shall make a term loan to TCS Office in the aggregate original principal amount of $10,000 (the "TCS Office Term Loan"). The TCS Office Term Loan is (i) evidenced by the TCS Office Term Note in such original principal amount duly executed and delivered by Borrower to Lender concurrently herewith, (ii) to be repaid, together with interest and other amounts, in accordance with this Agreement, the TCS Office Term Note, and the other Financing Agreements, and (iii) secured by all of the Collateral.

                  (g) Subject to and upon the terms and conditions contained herein and in the other Financing Agreements, on the Closing Date Lender shall make a term loan to Silhouettes LLC in the aggregate original principal amount of $2,200,000 (the "Silhouettes LLC Term Loan"). The Silhouettes LLC Term Loan is (i) evidenced by the Silhouettes LLC Term Note in such original principal amount duly executed and delivered by Borrower to Lender concurrently herewith,
(ii) to be repaid, together with interest and other amounts, in accordance with this Agreement, the Silhouettes LLC Term Note, and the other Financing Agreements, and (iii) secured by all of the Collateral.

                  (h) Subject to and upon the terms and conditions contained herein and in the other Financing Agreements, on the Closing Date Lender shall make a term loan to HCS LLC in the aggregate original principal amount of $7,250,000 (the "HCS LLC Term Loan"). The HCS LLC Term Loan is (i) evidenced by the HCS LLC Term Note in such original principal amount duly executed and delivered by Borrower to Lender concurrently herewith, (ii) to be repaid, together with interest and other amounts, in accordance with this Agreement, the HCS LLC Term Note, and the other Financing Agreements, and (iii) secured by all of the Collateral.

                  (i) Subject to and upon the terms and conditions contained herein and in the other Financing Agreements, on the Closing Date Lender shall make a term loan to Domestications LLC in the aggregate original principal amount of $6,500,000 (the "Domestications LLC Term Loan"). The Domestications LLC Term Loan is (i) evidenced by the Domestications LLC Term Note in such original principal amount duly executed and delivered by Borrower to Lender concurrently herewith, (ii) to be repaid, together with interest and other amounts, in accordance with this Agreement, the Domestications LLC Term Note, and the other Financing Agreements, and (iii) secured by all of the Collateral.

                  (j) Subject to and upon the terms and conditions contained herein and in the other Financing Agreements, on the Closing Date Lender shall make a term loan to KIS LLC in the aggregate original principal amount of $10,000 (the "KIS LLC Term Loan"). The KIS LLC Term Loan is (i) evidenced by the KIS LLC Term Note in such original principal amount duly executed and delivered by Borrower to Lender concurrently herewith, (ii) to be repaid, together with interest and other amounts, in accordance with this Agreement, the KIS LLC Term Note, and the other Financing Agreements, and (iii) secured by all of the Collateral.

                  (k) Subject to and upon the terms and conditions contained herein and in the other Financing Agreements, on the Closing Date Lender shall make a term loan to CSG LLC in the aggregate original principal amount of $10,000 (the "CSG LLC Term Loan"). The CSG LLC Term Loan is (i) evidenced by the CSG LLC Term Note in such original principal amount duly executed and delivered by Borrower to Lender concurrently herewith, (ii) to be repaid, together with interest and other amounts, in accordance with this Agreement, the CSG LLC Term Note, and the other Financing Agreements, and (iii) secured by all of the Collateral.

            2.2. Fees.

                  (a) Closing Fee. Borrowers shall pay to Lender, in cash, on the Closing Date, a closing fee in the amount of Two Hundred Thousand Dollars ($200,000), which fee is fully earned as of the date hereof.

                  (b) Waiver Fee. Borrowers shall pay to Chelsey Direct, LLC, on the Closing Date, a waiver fee equal to one percent (1%) of the accreted liquidation preference of Series C Participating Preferred Stock (the "Waiver Fee"), which fee is fully earned as of the date hereof. The Waiver Fee shall be payable by the issuance of common stock of Hanover, valued at $0.13 (i.e. the fair market value as of two (2) Business Days prior to Closing Date). The Waiver Fee shall be paid in consideration for the waiver by Chelsey Direct, LLC of its blockage rights over issuances of senior securities.

                  (c) Fees as Obligations. The fees provided for in this Section
2.2 shall be in addition to all other amounts payable by Borrowers under this Agreement and the other Financing Agreements and shall constitute part of the Obligations of Borrowers. Such fees may, at Lender's option, be used to reduce the amount advanced under the Term Loan or be charged directly to any of the loan accounts of Borrowers maintained by Lender.

            2.3. Interest.

                  (a) Borrowers shall pay to Lender interest on the outstanding principal amount of the Obligations at the Interest Rate. All interest accruing hereunder on and after the date of any Event of Default or termination or non-renewal hereof shall be payable on demand.

                  (b) Interest shall be payable by Borrowers to Lender monthly in arrears not later than the first day of each calendar month and shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed. The interest rate on Obligations shall increase or decrease by an amount equal to each increase or decrease in the Prime Rate effective on the first day of the month after any change in such Prime Rate is announced based on the Prime Rate in effect on the last day of the month in which any such change occurs. In no event shall charges constituting interest payable by Borrowers to Lender exceed the maximum amount of the rate permitted under any applicable law or regulation, and if any such part or provision of this Agreement is in contravention of any such law or regulation, such part or provision shall be deemed amended to provide for the highest permissible rate or amount.

            2.4. Conduct of Accounts.

                  (a) All Collateral or other collateral security held by or granted to Lender by Borrowers or any third persons shall be security for the payment and performance of any and all Obligations of Borrowers or such third persons to Lender, as the case may be, notwithstanding the maintenance of separate accounts for Borrowers or third persons or the existence of any notes.

                  (b) The Term Loans and other Obligations of Borrowers shall be payable to Lender at its address specified herein or at such other place in the United States as Lender may hereafter designate in writing from time to time. Lender may apply payments received or collected from Borrowers or Guarantors or for the account of Borrowers or Guarantors (including, without limitation, the proceeds of sale, collection or other realization upon any Collateral or Guarantor Collateral) to such of the Obligations of Borrowers and/or Guarantors then due, in whatever order and manner Lender, in its discretion, determines. Lender shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Obligations of Borrowers then or thereafter due. Upon the request of Lender, Borrowers shall execute and deliver to Lender one or more promissory notes, in form and substance satisfactory to Lender, to further evidence the Term Loan and the Obligations of Borrowers.

                  (c) Subject to the terms and conditions of this Agreement, the Borrowers may prepay the Term Loan, in whole or in part, at any time prior to an Event of Default, without payment of any separate prepayment premium or prepayment penalty. Any such partial prepayment of the Term Loans shall be applied to principal payments coming due thereunder in the inverse order of maturity. Any amounts paid or prepaid in respect of the Term Loan may not be thereafter reborrowed.

                  (d) If Lender is for any reason required to surrender any payment of, or proceeds of Collateral or Guarantor Collateral applied to the payment of, all or any part of the Obligations of Borrowers and/or Guarantors to any Person (including any creditor or creditors' representative of any Borrower or any Guarantor), or if any interest of Lender in any Collateral or Guarantor Collateral is set aside or avoided, whether because such payment or proceeds is invalidated, declared fraudulent as to any Person (including any creditor or creditors' representative of any Borrower or any Guarantor), set aside, determined to be void or voidable as a preference, or a diversion of trust funds, or for any other reason, or are determined to be subject to a claim for restitution, or otherwise are required to be surrendered, set aside or avoided, then the Obligations of Borrowers and/or Guarantors or any part thereof intended to be reduced, paid or satisfied, as a result of such payment or application of proceeds or the apparent interests of Lender in such Collateral and Guarantor Collateral shall be revived and reinstated and this Agreement shall continue in full force and effect as if such payment or proceeds had not been received by Lender and Borrowers shall jointly and severally indemnify Lender and hold Lender harmless for, the amount of such payment or proceeds surrendered and the value of any such Collateral or Guarantor Collateral set aside or avoided, plus any interest and other amounts paid and all costs and expenses (including reasonable attorneys' fees and disbursements incurred by Lender in connection therewith). The provisions of this Section 2.4(d) shall be and remain effective notwithstanding any contrary action which may have been taken by Lender in reliance upon such payment or proceeds, and any such contrary action so taken shall be without prejudice to Lender's rights under this Agreement and shall be deemed to have been conditioned upon such payment or proceeds having become final and indefeasible. The provisions of this Section 2.4(d) shall survive the termination of this Agreement and the other Financing Agreements.

                  (e) Lender shall deliver to Hanover, on behalf of the Borrowers at the address set forth in Section 9.5 hereof, each calendar month, one or more statements with respect to any loan account maintained by Lender with respect to Borrowers pursuant to the provisions hereof, as of the end of each calendar month while this Agreement is in effect. Such statements of account shall be considered correct, and deemed accepted by and conclusively binding upon Borrowers, except to the extent Lender shall have received from Borrowers written notice of all exceptions to such statement of account with specificity, within forty-five (45) days after the date of such statement.

            2.5. Principal Payments.

                  (a) Borrowers unconditionally and irrevocably promise to pay to Lender the Obligations in accordance with this Section 2.5.

                  (b) Borrowers shall make payments of principal in cash in respect of the Obligations of up to the full amount of the Obligations on the final Business Day of each fiscal quarter of Hanover and its Subsidiaries commencing with the fiscal quarter of Hanover and its Subsidiaries ending September 25, 2004, but only to the extent that each of the following shall remain true following such payment of amount:

                        (i) as of the date of any such payment and after giving effect thereto, the aggregate amount of the Excess Availability (as such term is defined in the Congress Credit Agreements as in effect on the date hereof) of Borrowers on such date and the immediately preceding thirty (30) consecutive days before such payment shall be not less than $7,000,000,

                        (ii) the cumulative EBITDA of Hanover and its Subsidiaries calculated based on the immediately preceding four (4) fiscal quarters immediately preceding the quarter in which the date of such payment occurs and for which fiscal quarter Lender has received financial statements of Hanover and its Subsidiaries, shall be not less than $14,000,000;

                        (iii) the aggregate amount of such principal prepayments shall not exceed $2,000,000 in any such fiscal quarter;

                        (iv) any such payment shall not be made earlier than the date that is five (5) Business Days after receipt by Congress of quarterly financial statements of Hanover and its Subsidiaries for such immediately preceding fiscal quarter delivered to Congress in accordance with the terms and conditions of Section 6.18(a)(ii) of the Congress Loan Agreement;

                        (v) as of the date of such payment and after giving effect thereto, Borrowers and Guarantors are and shall continue to be Solvent; and

                        (vi) as of the date of such payment and after giving effect thereto, no Incipient Default or Event of Default under the Congress Financing Agreements shall exist or have occurred.

                  (c) To the extent permitted under the Congress Credit Agreements and Section 8 of the Thirty-First Amendment to the Congress Loan Agreement, upon the receipt by Borrowers or Guarantors of Net Proceeds from an Asset Sale, Borrowers shall make payments of principal in cash in respect of the Obligations in accordance with the terms and conditions of this Agreement, up to the lesser of (1) such Net Proceeds from an Asset Sale or (2) the outstanding Obligations.

                  (d) Borrowers and Hanover hereby agree and covenant that they shall exercise commercially reasonable efforts to satisfy the conditions set forth in Sections 2.5(b) and 2.5(c) in order to permit the repayment of the Obligations.

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

                  (e) To the extent not otherwise paid to Lender in accordance with this Section 2.5 prior to the end of the Term, the Obligations shall be immediately due and payable in full at 5:00 p.m. eastern time on the last day of the Term.

            2.6. Use of Proceeds. Borrowers shall use the proceeds of the Term Loan made or arranged by Lender on the date hereof (a) for the repayment by Borrowers in an amount equal to the respective obligations of each Borrower under the Tranche B Term Loan (as such term is defined in the Congress Credit Agreements) to Congress, (b) for the costs, expenses and fees incurred by Borrowers in connection with this Agreement and the other Financing Agreements, and (c) and for general operating, working capital and capital expenditures of Borrowers, and other proper corporate purposes of Borrowers, not otherwise prohibited by the terms hereof.

SECTION 3. CONDITIONS PRECEDENT TO LOANS AND OTHER FINANCIAL ACCOMMODATIONS

            3.1. Conditions to Loans.

            The making and providing of the Term Loans, on the date hereof, shall be subject to the satisfaction of each of the following conditions precedent (any of which may be waived, in whole or in part, only by Lender in writing):

                  (a) Payoff of Tranche B Term Loan to Congress. Borrowers shall have provided evidence to Lender of the repayment in full and termination of the Tranche B Term Loan (as such term is defined in the Congress Credit Agreements) to Congress.

                  (b) Intercreditor Agreement. Lender, Congress and Borrowers shall have entered into an Intercreditor Agreement pursuant to which Lender shall subordinate, to the extent provided therein, its rights to payment of all Obligations of Borrowers and Guarantors to Congress.

                  (c) Delivery of Warrants. Hanover shall have executed and delivered to Lender the Series D Preferred Stock Warrant.

                  (d) Delivery of Financing Agreements. Borrowers and Guarantors shall have delivered the Financing Agreements required by Lender and all instruments and documents hereunder and thereunder shall have been executed and delivered to Lender, in form and substance satisfactory to Lender, and all UCC financing statements relating and other necessary filings, if any, to the Collateral and Guarantor Collateral shall have been duly filed and recorded.

                  (e) Opinions of Counsel. Lender shall have received, in form and substance satisfactory to Lender, one or more opinion letters of independent counsel to Borrowers and Guarantors in respect of the Financing Agreements, the Collateral and Guarantor Collateral and such other matters as Lender may reasonably request.

                  (f) Perfection. Lender's lien on and security interests in each item of Collateral and Guarantor Collateral shall have been perfected by the filing, recording or registration of documents, instruments, or financing statements in the appropriate governmental offices or by possession by Congress as agent for Lender under the Intercreditor Agreement or such other action as is necessary to perfect each such lien or security interest, and Lender shall have received evidence satisfactory to it that all such liens and security interests are of second priority, subject only to permitted liens set forth in Section 6.4 hereof.

                  (g) Insurance. Lender shall have received evidence of insurance required hereunder and under the other Financing Agreements, and mortgagee's and lender's loss payable endorsements in favor of Lender with respect thereto, all in form and substance satisfactory to Lender.

SECTION 4. COLLATERAL

            4.1. Security Interests in Borrowers' Property.

            Subject to the prior Lien of Congress as more fully set forth in the Intercreditor Agreement, as collateral security for the prompt performance, observance and payment in full of all of the Obligations of Borrowers, Borrowers hereby grant to Lender, a continuing security interest in, and liens upon, and rights of setoff against, and Borrowers hereby pledge and assign to Lender, all now owned and hereafter acquired and arising assets and properties of Borrowers (which assets and properties, together with all other collateral security for the Obligations of Borrowers heretofore, now or hereafter granted to or otherwise held or acquired by Lender are referred to herein as the "Collateral"), including, but not limited to, the following:

                        (i) all of the following, whether now owned or hereafter acquired or arising: (A) all Accounts, including, without limitation, all Credit Card Receivables, and all monies, credit balances and other amounts due from or through or held by Credit Card Issuers, or other parties to the Credit Card Agreements, all rentals or license fees receivable in respect of sale, lease, or license of Customer Lists, all monies, securities and other property and the proceeds thereof, now or hereafter held or received by, or in transit to, Lender from or for Borrowers, whether for safekeeping, pledge, custody, transmission, collection or otherwise, and all of Borrowers' deposits (general or special), balances, sums and credits with Lender at any time existing; (B) all right, title and interest, and all rights, remedies, security and liens, in, to and in respect of the Accounts and other Collateral, including, without limitation, rights of stoppage in transit, replevin, repossession and reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, guarantees or other contracts of suretyship with respect to the Accounts, deposits or other security for the obligations of any Account Debtor, all credit and other insurance; (C) all right, title and interest in, to and in respect of all goods relating to, or which by sale have resulted in, Accounts, including, without limitation, all goods described in invoices, documents, contracts or instruments with respect to, or otherwise representing or evidencing, any Account or other Collateral, including, without limitation, all returned, reclaimed or repossessed goods; (D) all deposit accounts; and (E) all other general intangibles of every kind and description, including, without limitation, (1) tradenames and trademarks, and the goodwill of the business symbolized thereby,
(2) patents, (3) copyrights, (4) licenses, (5) Federal, State and local tax and duty refund claims of all kinds, (6) catalogs and promotional materials, (7) all Customer Lists, and (8) all right, title and interest of Borrowers in and to any joint ventures, partnerships and other Persons;

                        (ii) all cash and cash equivalents;

                        (iii) Inventory;

                        (iv) Equipment;

                        (v) Real Property;

                        (vi) Intellectual Property;

                        (vii) Receivables;

                        (viii) all Capital Stock held by such Borrower (except any Capital Stock of Hanover);

                        (ix) all insurance policies of the Borrowers and any proceeds thereof;

                        (x) all present and future books, records, ledger cards, computer software (including all manuals, upgrades, modifications, enhancements and additions thereto), computer tapes, disks, other electronic data storage media, documentation of file and record formats and source code, documents, other property and general intangibles evidencing or relating to any of the above, any other Collateral or any Account Debtor, together with the file cabinets or containers in which the foregoing are stored; and

                        (xi) all present and future products and proceeds of the foregoing, in any form whatsoever, including, without limitation, any insurance proceeds and any claims against third persons for loss or damage to or destruction of any or all of the foregoing.

            Notwithstanding the foregoing, the Collateral does not include any leasehold interests in Real Property.

            4.2. Guarantees

            Concurrently herewith, in order to induce Lender to enter into this Agreement and the other Financing Agreements to be entered into on the date hereof, each Borrower shall execute and deliver to Lender, and Borrowers shall cause Guarantors to execute and deliver to Lender, in form and substance satisfactory to Lender, a Guarantee (as all of such Guarantees now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, individually a "Guarantee" and collectively the "Guarantees").

            4.3. Security Interests in Property of Guarantors

            As collateral security for the prompt performance, observance and payment in full of all of the Obligations of Guarantors, under their respective Guarantees and otherwise, Borrowers shall cause to be delivered to Lender a general security agreement by Guarantors in favor of Lender, providing for a grant of a security interest in and pledge of all assets of such

Guarantor, except for any capital stock of any Non-Guarantor Subsidiary owned by Hanover, in form and substance satisfactory to Lender (each, a "General Security Agreement"). (All of the collateral security now or hereafter granted to or held by Lender by the Guarantors pursuant to the General Security Agreements, or otherwise, and the products and proceeds thereof, herein the "Guarantor Collateral".)

SECTION 5. REPRESENTATIONS AND WARRANTIES

            Borrowers, jointly and severally, represent and warrant to Lender, as follows, (a) which representations and warranties shall survive the execution and delivery hereof, and, except those, if any, expressly limited to the date hereof, or other specified dates, are continuing representations and warranties deemed repeated on each day this Agreement is in effect, and (b) the truth and accuracy of each of which, together with the representations and warranties in the other Financing Agreements shall be a continuing condition precedent of loans and other financial accommodations hereunder and under the other Financing
Agreements:

            5.1. Organization

                  (a) Each Borrower and Guarantor is a duly organized and validly existing corporation or limited liability company in good standing under the laws of its state or jurisdiction of organization, with perpetual existence, and has the power and authority to own its properties and to transact the business in which it is engaged or presently proposes to engage. Each Borrower and Guarantor has qualified to do business as a foreign corporation or limited liability company in the states and other jurisdictions listed on Exhibit A attached hereto, which constitute all states or other jurisdictions where the nature of its business or the ownership or use of property requires such qualification and failure to so qualify would have a material adverse affect on either Borrower or on the rights and interests of Lender in the Collateral or Guarantor Collateral.

                  (b) None of the Borrowers, Hanover or other Guarantors has any direct or indirect Subsidiaries as of the date hereof, except as set forth on Exhibit B-1 attached hereto, which sets forth the owner and ownership percentages as to each member of the Affiliated Borrower Group. None of the Borrowers has any direct or indirect interest in or is a party to any joint venture as of the date hereof, except as set forth on Exhibit B-1 attached hereto.

                  (c) All of the direct or indirect Restaurant Business Subsidiaries are set forth on Exhibit B-2 attached hereto.

                  (d) As of the date hereof, there are no Non-Guarantor Subsidiaries, except for the Restaurant Business Subsidiaries.

            5.2. Corporate Power and Authority.

            Each Borrower and Guarantor has the corporate or limited liability company power and authority to execute, deliver and carry out the terms of the Financing Agreements to which it is a party and all other agreements, instruments and documents delivered such Borrower or Guarantor pursuant hereto and thereto applicable to each, and each Borrower and Guarantor has taken or caused to be taken all necessary corporate or limited liability company action to authorize the execution, delivery and performance of the Financing Agreements and the other agreements relating hereto to which it is a party, the present and future borrowings and other financial accommodations which may be obtained by Borrowers hereunder and thereunder, and the execution, delivery and performance of the instruments and documents delivered and to be delivered by it pursuant hereto and thereto. This Agreement and the other Financing Agreements constitute the legal, valid and binding obligations of each Borrower and Guarantor signatory thereto, enforceable in accordance with their respective terms, except
(a) to the extent the availability of equitable remedies may be subject to judicial discretion and (b) to the extent that enforcement of certain rights and remedies of Lender may be limited by provisions of the Bankruptcy Code or other laws affecting the rights of creditors generally.

            5.3. Capitalization; Solvency.

                  (a) All of the outstanding shares of common stock of each Borrower have been duly authorized, validly issued and are fully paid and non-assessable, free and clear of all claims, liens, pledges and encumbrances of any kind, other than security interests in favor of Congress.

                  (b) Hanover and its Subsidiaries, including Borrowers, on a consolidated basis, have sufficient capital to carry on all businesses and transactions in which they now engage or propose to engage, are solvent and will continue to be solvent after the creation or incurrence of the Obligations and the security interests in favor of Lender, and are able to pay their debts as they mature.

            5.4. Compliance with Other Agreements and Applicable Law.

                  (a) Each Borrower and Guarantor is not in default in any respect under any indenture, mortgage, deed of trust, deed to secure debt, material lease, material license agreement or other material agreement or instrument to which it is a party or by which it or any of its assets or properties may be or are bound.

                  (b) Neither the execution nor delivery of this Agreement, the other Financing Agreements, or any of the instruments and documents to be delivered pursuant hereto or thereto, nor the consummation of the transactions herein or therein contemplated, nor compliance with the provisions hereof or thereof, violates any law or regulation or any order or decree of any court or governmental instrumentality in any respect or does or will conflict with or result in the breach of, or constitute a default in any respect under, any indenture, mortgage, deed of trust, deed to secure debt, lease or agreement or instrument to which any Borrower or any Guarantor is a party or may be bound, which violation, breach or default could have or result in a material adverse effect on or change in the assets or business of Hanover and its Subsidiaries taken as a whole, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property of any Borrower or any Guarantor (except as specifically contemplated hereunder or under the other Financing Agreements) or violate any provision of the Certificate of Incorporation, Certificate of Formation, By-Laws or Operating Agreement of any Borrower or any Guarantor.

                  (c) Subject to Sections 5.5 and 5.9 hereof as to the matters described therein, each Borrower and Guarantor has obtained all material permits, licenses, approvals, consents, orders or authorizations of any governmental regulatory authority or other governmental body or authority required for the lawful conduct of its business and is in compliance in all material respects with the requirements of all applicable laws, rules, regulations and orders of any governmental authority relating to its business (including, without limitation, those set forth in or promulgated pursuant to ERISA, the IRC, the Occupational Safety and Health Act of 1970, as amended, all Federal, State and local statutes, regulations, rules and orders relating to consumer credit (including, without limitation, as each has been amended, the Truth-in-Lending Act, the Fair Credit Billing Act, the Equal Credit Opportunity Act and the Fair Credit Reporting Act and regulations, rules and orders promulgated thereunder), the Fair Labor Standards Act of 1938, as amended, all Federal, State and local statues, regulations, rules and orders pertaining to sales of consumer goods and mail order sales (including, without limitation, the Consumer Products Safety Act of 1972, as amended, and the Federal Trade Commission Act of 1914, as amended, and all regulations, rules and orders promulgated thereunder).

            5.5. Environmental Compliance.

                  (a) Except as set forth on Exhibit I hereto, to the knowledge of each Responsible Officer of Borrowers and Guarantors, no Borrower or Guarantor has generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off its premises (whether or not owned by it) in violation of any applicable Environmental Law or any license, permit, certificate, approval or similar authorization thereunder, and the operations of each Borrower and Guarantor complies with all Environmental Laws and all licenses, permits, certificates, approvals and similar authorizations thereunder, except to the extent that any violation or non-compliance, would not result in either (i) a fine, judgment, penalty, loss or liability, including any remediation expenses and including costs and engineering and attorneys' fees, not covered by insurance, which exceeds $250,000 with respect to any individual violation or non-compliance, or series of related violations or non-compliance or (ii) a restraint on operations of any Borrower which prevents such Borrower from conducting its operations in the ordinary course, or (iii) any adverse effect on any Collateral having a value of $250,000 or more, or a material adverse effect on the business, assets, liabilities or financial condition of any Borrower or of the Affiliated Borrower Group taken as a whole.

                  (b) Except as set forth on Exhibit I hereto, no Responsible Officer of any Borrower or Guarantor has knowledge of any investigation, proceeding, complaint, order, directive, claim, citation or notice by any governmental authority or any other person nor, to the best of any such Responsible Officer's knowledge, is any of the same pending or threatened with respect to any non-compliance with or violation of the requirements of any Environmental Law by any Borrower, or the release, spill or discharge, threatened or actual, of any Hazardous Material or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or any other environmental, health or safety matter, which affects any Borrower or Guarantor or its business, operations or assets or any properties at which any Borrower or Guarantor has transported, stored or disposed of any Hazardous Materials, except to the extent that any such matter, if adversely determined, would not result in either (i) a fine, judgment, penalty, loss or liability, including remediation expenses and including costs and engineering and attorneys' fees, not covered by insurance, which exceeds $250,000 with respect to any individual violation or non-compliance or series of related violations or non-compliance or
(ii) a restraint on operations of any Borrower which prevents such Borrower from conducting its operations in the ordinary course, or (iii) any adverse effect on any Collateral having a value of $250,000 or more, or a material adverse effect on the business, assets, liabilities or financial condition of any Borrower or of the Affiliated Borrower Group taken as a whole.

                  (c) Except as set forth on Exhibit I hereto, no Responsible Officer of any Borrower or Guarantor has knowledge of any liability (contingent or otherwise) of any one or more Borrowers or Guarantor in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials, except to the extent the potential liability (contingent or otherwise) of any Borrowers or Guarantors with respect thereto (including any fines, liabilities, remediation expenses, costs and engineering and attorneys' fees), does or would not exceed $250,000 as to any individual releases, spill or discharge, threatened or actual, or any series of related releases, spills or discharges, threatened or actual, or any generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials.

                  (d) Each Borrower and Guarantor has all licenses, permits, certificates, approvals or similar authorizations required to be obtained or filed in connection with the operations of such Borrower or Guarantor under any Environmental Law and all of such licenses, permits, certificates, approvals or similar authorizations are valid and in full force and effect, except where the failure to obtain the same would not have an adverse effect upon any Collateral having a value of $250,000 or more, or a material adverse effect upon business, assets, liabilities or financial condition of any Borrower or of the Affiliated Borrower Group taken as a whole.

            5.6. Governmental Approval

            No action of, or filing with, any governmental or public body or authority is required in connection with the execution, delivery and performance by Borrowers and Guarantors of this Agreement, the other Financing Agreements or any of the instruments or documents to be delivered pursuant hereto or thereto, except for filing of UCC financing statements and the recording of the Mortgages and other instruments required to perfect security interests or liens in certain property constituting Collateral or Guarantor Collateral.

            5.7. State of Formation; Mailing Addresses.

            The state of incorporation or formation and mailing addresses of each Borrower and each member of the Affiliated Borrower Group are set forth on Exhibit C attached hereto. The books and records of each Borrower and each member of the Affiliated Borrower Group are located at said addresses.

            5.8. Priority of Liens; Title to Properties.

                  (a) The security interests and liens granted to Lender under this Agreement and the other Financing Agreements constitute valid and perfected second priority liens and security interests in and upon the Collateral and Guarantor Collateral, subject only to the liens of Congress under the Congress Credit Agreements and the liens indicated on Exhibit D attached hereto and the liens permitted under Section 6.4 hereof or permitted under the other Financing Agreements.

                  (b) Each Borrower and Guarantor has good and marketable title to all of its properties and assets subject to no liens, mortgages, pledges, security interests, encumbrances or charges of any kind, except those in favor of Lender, the liens of Congress under the Congress Credit Agreements and those specifically permitted under the provisions of this Agreement or the other Financing Agreements. Each Borrower and Guarantor has peaceful and undisturbed possession of all of its Inventory, Equipment and such other assets as may be necessary for its business as presently conducted or proposed to be conducted and has all leases, licenses and easements necessary for the operation of its properties and business. All such leases, licenses and easements are valid and subsisting and in full force and effect.

            5.9. Taxes.

                  (a) Each Borrower and Guarantor has filed, or has caused to be filed all Federal, State, county, local, foreign and other tax returns, reports and declarations which are required to be filed by it and as to which an extension has not been granted, and has paid or caused to be paid all such taxes due and payable, and has collected, deposited and remitted all taxes applicable to the conduct of its business, except, in each case, taxes the validity or applicability of which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside on its books, in the determination of Lender, or if requested by Lender, to protect Lender's security interests or liens in any Collateral or Guarantor Collateral, adequate amounts have been escrowed with or reserved against availability by Lender or other arrangements satisfactory to Lender have been made to cover all amounts which are claimed due plus interest and possible penalties thereon.

                  (b) Each Borrower and to the extent applicable each member of the Affiliated Borrower Group, has collected, deposited and remitted all sales and/or use taxes applicable to its business required to be collected under the valid laws of the United States and each possession or territory thereof, and each State or political subdivision thereof; provided, however, the representations and warranties as to sales and use taxes contained in this
Section 5.9(b) shall be considered materially untrue if, but only if, the aggregate amount of such applicable sales and use taxes not collected, deposited or remitted shall in the aggregate be equal to or greater than Two Hundred Fifty Thousand Dollars ($250,000).

            5.10. Litigation.

                  Except as set forth in Exhibit E attached hereto, as of the date hereof there is no investigation by any governmental agency pending or threatened against or affecting any Borrower or any other member of the Affiliated Borrower Group or their properties or business, and there is no action, suit, proceeding or claim by any Person pending or threatened against any Borrower or any other member of the Affiliated Borrower Group or their properties or business (other than future pending or threatened litigation involving the enforcement of lease obligations by or against Hanover as successor to The Horn & Hardart Company as to leased properties not used in or related to the business of Borrowers), or against or affecting any transactions contemplated by this Agreement, the other Financing Agreements, or other instruments, agreements or documents delivered in connection herewith or therewith, which could reasonably be expected to result in a determination adverse to any Borrower or any other member of the Affiliated Borrower Group, and which, if so adversely determined with respect to any of them, would result in either (i) a fine, judgment, penalty, loss or liability, including costs and attorneys' fees, not covered by insurance, which, individually, exceeds Three Hundred Thousand Dollars ($300,000) or (ii) any material adverse change in the business, assets, liabilities or financial condition of any Borrower or of the Affiliated Borrower Group taken as a whole, which, for the purposes of this
Section 5.10, shall mean the incurrence of a liability equal to at least ten percent (10%) of the current assets of any Borrower or of the Affiliated Borrower Group taken as a whole. Except as set forth on Exhibit E attached hereto, (i) there are no product recall directives presently in effect, and (ii) to the knowledge of any Responsible Officer of Borrowers and Guarantors, there are no investigations by any governmental agency, pending or threatened, in each instance concerning a possible product recall involving goods of or sold by Borrowers or Guarantors having an aggregate value of Three Hundred Thousand Dollars ($300,000) or more.

            5.11. Intellectual Property.

            Each Borrower individually and the other members of the Affiliated Borrower Group taken as a whole, own or license all patents, trademarks and copyrights and holds all licenses, which are necessary for the operation of their business as presently conducted or proposed to be conducted. No product, process, method, substance, part or other material presently sold by or employed by Borrowers or the other members of the Affiliated Borrower Group, infringes any patent, trademark, service-mark, trade name, copyright, license or other right owned by any other Person, and no claim or litigation is pending or threatened against or affecting any Borrower or the other members of the Affiliated Borrower Group, contesting its right to sell or use any such product, process, method, substance, part or other material, except as set forth on Exhibit F attached hereto, except for any claims or litigation, which if adversely determined against any one of them, would result in either (i) a fine, judgment, penalty, loss or liability, including costs and attorneys' fees not covered by insurance, which, individually exceeds Three Hundred Thousand Dollars ($300,000) or (ii) any material adverse change in the business, assets, liabilities or financial condition of any Borrower or of the Affiliated Borrower Group taken as a whole, which, for the purposes of this Section 5.11, shall mean the incurrence of a liability equal to at least ten percent (10%) of the current assets of any Borrower or of the Affiliated Borrower Group taken as a whole. No patent, invention, device or application is pending, or, to the best of Borrowers' knowledge, proposed which would substantially reduce the projected revenues of, or otherwise materially adversely affect the business, assets, liabilities, or financial condition of any Borrower individually, or the other members of the Affiliated Borrower Group taken as a whole.

            5.12. Employee Benefits.

                  (a) None of the Borrowers or any other member of the Affiliated Borrower Group has engaged in any transaction in connection with which any Borrower or any other member of the Affiliated Borrower Group could be subject to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the IRC, which, individually or in the aggregate, is greater than Two Hundred Fifty Thousand Dollars ($250,000).

                  (b) No liability to the Pension Benefit Guaranty Corporation has been or is expected by Borrowers or any other member of the Affiliated Borrower Group to be incurred with respect to any employee pension benefit plan of any Borrower or any other member of the Affiliated Borrower Group, except for insurance premiums that are required to be paid to the Pension Benefit Guaranty Corporation that are not past due. There has been no reportable event (within the meaning of Section 4043(b) of ERISA) or any other event or condition with respect to any employee pension benefit plan which presents a risk of (i) termination of any such plan by the Pension Benefit Guaranty Corporation and
(ii) potential liability of any Borrower or any other member of the Affiliated Borrower Group to the Pension Benefit Guaranty Corporation in connection with such termination which in the aggregate potential liability may be greater than Two Hundred Fifty Thousand ($250,000).

                  (c) Full payment has been made of all amounts which any Borrower or any other member of the Affiliated Borrower Group is required to have paid under the terms of each employee pension benefit plan as contributions to such plan as of the last day of the most recent fiscal year of such plan, and no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the IRC), whether or not waived, exists with respect to any employee pension benefit plan.

                  (d) The current value of all vested accrued benefits under all employee pension benefit plans of Borrowers or any other member of the Affiliated Borrower Group does not exceed the current value of the assets of such plans allocable to such vested accrued benefits. The terms "current value" and "accrued benefit" have the meanings specified in Section 3(26) and Section 3(23) of ERISA, respectively.

                  (e) None of the Borrowers or any other member of the Affiliated Borrower Group is or has ever been obligated to contribute to any "multiemployer plan" (as such term is defined in Section 3(37) or 4001(a)(3) of ERISA or Section 414 of the IRC) that is subject to Title IV of ERISA.

            5.13. Investment Company.

            None of the Borrowers or any Guarantor is an "investment company", or an "affiliated person" or "promoter" or "principal underwriter", as such terms are defined in the Investment Company Act of 1940, as amended (15 U.S.C. sub-section 80a-1, et seq.). The making of the loans and provisions of the other financial accommodations hereunder by Lender, the application of the proceeds and the repayment thereof by Borrowers and/or Guarantors and the performance of the transactions contemplated herein and in the other Financing Agreements will not violate any provision of said Investment Company Act, or any rule, regulation or order issued pursuant thereto.

            5.14. Regulation U; Securities Exchange Act of 1934.

            None of the Borrowers or any Guarantor owns any "margin stock" as such term is defined in Regulation U, as amended (12 C.F.R. Part 207) of the Board. The proceeds of the borrowings and other financial accommodations made pursuant to the Congress Credit Agreements, this Agreement and the other Financing Agreements have been and will be used by Borrowers only for the purposes contemplated thereunder and hereunder. None of the proceeds have been or will be used, directly or indirectly, for the purpose of purchasing or carrying any margin stock or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry any margin stock or for any other purpose which might cause any portion of the loans and other financial accommodations under the Congress Credit Agreements or hereunder to be considered a "purpose credit" within the meaning of Regulation U of the Board, as amended. None of the Borrowers or any Guarantor will take, nor will they permit any agent acting in any of their behalves to take, any action which might cause this Agreement or the other Financing Agreements, or instruments delivered pursuant hereto or thereto, to violate any regulation of the Board or to violate the Securities Exchange Act of 1934 or any state or other securities laws, in each case as in effect on the date hereof or as amended hereafter.

            5.15. No Material Adverse Change.

            There has been no material adverse change in the business, assets, liabilities or financial condition of the Affiliated Borrower Group taken as a whole since March 27, 2004.

            5.16. Financial Statements.

                  (a) None of the financial statements, reports and other information furnished or to be furnished by Borrowers to Lender with respect to Borrowers, Guarantors or any other member of the Affiliated Borrower Group contains, as of their respective dates, any untrue statement of material fact or omits to state any material fact necessary to make the information therein not misleading. Such financial statements and reports were and shall be prepared in accordance with generally accepted accounting principles, in effect on the date thereof, consistently applied, and shall fairly, completely and accurately present the financial condition and results of operations of the applicable Persons, as of the dates and for the periods indicated thereon.

                  (b) The cash flow projections for Borrowers (together with any summaries of assumptions and projected assumptions, based on historical performance with respect thereto) furnished by Borrowers to Lender have been prepared in a manner consistent with the generally accepted accounting principles used to prepare their financial statements, and represent the reasonable, good faith opinion of Borrowers and their management as to the subject matter thereof and based on assumptions as set forth therein which Borrowers have determined to be fair and reasonable in view of current and reasonably foreseeable business conditions.

            5.17. Disclosure.

                  (a) The information contained in, and the representations and warranties set forth in this Agreement, the other Financing Agreements, or in any other instrument, document, list, certificate, written statement, oral statement by a Responsible Officer, schedule or exhibit delivered or to be delivered to Lender, as contemplated in this Agreement or in the other Financing Agreements, does not contain any untrue statement of a material fact and does not omit and will not omit to state a material fact necessary in order to make the information contained herein or therein not misleading.

                  (b) After giving effect to the transactions contemplated by this Agreement, the other Financing Agreements, and the other instruments or documents delivered in connection herewith and therewith, there does not exist and there has not occurred any condition or event which constitutes an Event of Default or Incipient Default.

            5.18. Labor Disputes.

            As of the date hereof, there is no collective bargaining agreement or other labor contract covering employees of Borrowers or any other member of the Affiliated Borrower Group. Except as set forth on Exhibit H attached hereto, as of the date hereof, no Borrower has any knowledge that any union or other labor organization is seeking to organize, or to be recognized as, a collective bargaining unit of employees of Borrowers or any other member of the Affiliated Borrower Group. As of the date hereof, there is no pending or, to the best knowledge of each Borrower, threatened strike, work stoppage, material unfair labor practice claims, or other material labor dispute against or affecting any Borrower or any other member of the Affiliated Borrower Group or any of their respective employees.

            5.19. Corporate Name; Prior Transactions.

            Borrowers and Guarantors have not, during the one (1) year period ending on the date hereof, been known by or used any other corporate or fictitious name or been a party to any merger or consolidation, or acquired all or substantially all of the assets of any Person, or acquired any material amount of their property or assets out of the ordinary course of business, except as set forth on Exhibit F attached hereto.

            5.20. Schedule of Indebtedness.

                  (a) Exhibit G-1 attached hereto is a complete and correct list of (i) all credit agreements, notes, indentures, debt purchase agreements, agreements involving aggregate deferred payment obligations for the purchase of assets in excess of Two Hundred Fifty Thousand Dollars ($250,000), capitalized leases and other investments, arrangements and agreements in effect as of the date hereof providing for or relating to extensions of credit in which Hanover or any Subsidiaries of Hanover (including Borrowers and any of their Subsidiaries) are in any manner directly or contingently liable; (ii) the maximum principal amounts of the credit and the current amount outstanding under all such agreements; and (iii) an accurate description of any security interest, lien, mortgage or other charge or encumbrance whatsoever given as security therefor.

                  (b) Exhibit G-2 attached hereto is a complete and correct list of all (i) letters of credit in effect as of the date hereof pursuant to which Hanover or any Subsidiary of Hanover (including Borrowers and any of their Subsidiaries) are directly or contingently liable; (ii) the expiration date of each such letter of credit; and (iii) an accurate description of any security interest, lien, mortgage or other charge or encumbrance whatsoever given as security therefor and not released on or prior to the date hereof.

            5.21. Common Enterprise.

            Borrowers or any other members of the Affiliated Borrower Group collectively operate as interdependent businesses and constitute a unitary business enterprise for the retail sale through direct mail marketing and stores of, among other things, men's fashions, women's fashions, home furnishings, general merchandise and giftware, down comforters, blankets, sheets, towels, outer garments, jewelry and giftware in which, among other things: (i) certain Borrowers effect the processing of orders and the collection and disbursement of funds by virtue of the same Credit Card Agreements and certain Borrowers are joint parties to, or have jointly appointed Hanover to act as their agent under, certain Credit Card Agreements in order to facilitate administrative efficiency and cost savings; (ii) the collections of customer payments of certain Borrowers are remitted to and otherwise deposited into a common account, (iii) the Borrowers and other members of the Affiliated Borrower Group share office and warehouse space, computer and accounting systems, distribution and other equipment; (iv) Borrowers operate a common telephonic answering, order taking and transmission service for the mail order business of Borrowers; (v) DM Advertising Inc., a Guarantor assists in the development and production of the mail order catalogs of each of Borrowers and of other promotional and advertising materials; (vi) Hanover furnishes managerial and other services on behalf of the other Borrowers and the other Subsidiaries of Hanover; (vii) Hanover and the Subsidiaries of Hanover file consolidated tax returns; (viii) certain Borrowers have made, and Borrowers may in the future make, intercompany loans to and borrow money from each other and (ix) Hanover and its Subsidiaries have many common officers and directors or managers.

            5.22. Subordination of Certain Obligations.

            The payment terms and subordination provisions contained in the debt instruments of Hanover described in Exhibit G-1 attached hereto have not been amended, modified or revised and shall not be amended, modified or revised without the prior written consent of Lender, except for extensions of the maturity date beyond the then current Term which do not involve any increase in the principal amount outstanding greater than the amount outstanding as of the date hereof as set forth on Exhibit G-1 attached hereto.

SECTION 6. ADDITIONAL COVENANTS

            In addition to the covenants set forth in the other Financing Agreements, Borrowers hereby, jointly and severally, covenant to and agree with Lender that Borrowers shall comply with the following covenants, or cause the same to be complied with, unless Lender shall otherwise consent in writing:

            6.1. Tradenames.

            Borrowers may from time to time use the tradenames listed on Exhibit F attached hereto (which, together with any new tradenames used after the date hereof are referred to collectively as the "Tradenames" and individually, as a "Tradename"). As to the respective Tradenames used by each of them, each Borrower hereby agrees that:

                  (a) Each Tradename is a tradestyle (and not an independent corporation or other legal entity) by which such Borrower may identify and sell or lease certain of its goods or services and conduct a portion of its respective business.

                  (b) All proceeds (including any returned merchandise) which arise from the sale or lease of goods sold under a Tradename shall, except to the extent indicated on Exhibit F hereto, be owned solely by the respective Borrower whose goods were sold either directly or as assignee pursuant to an intercompany assignment (and further assignment to Lender) and shall be subject to the security interests of Lender and the other terms of this Agreement and the other Financing Agreements.

                  (c) New Tradenames may be used by Borrowers, but only if (i) Lender is given at least thirty (30) days prior written notice of the intended use of any new Tradename and (ii) such supplemental financing statements or similar instruments Lender may request shall be executed and delivered to Lender by the respective Borrower intending to use same for filing or recording by Lender prior to the use of such new Tradename.

            6.2. Subsidiaries.

            Borrowers shall not form or acquire, and Hanover shall not form or acquire, any direct or indirect Subsidiaries without the prior written consent of Lender, other than Non-Guarantor Subsidiaries acquired or formed by Hanover. In the sole discretion of Lender, in the event Lender's consent is required and Lender so consents, upon such formation or acquisition, each Borrower or Hanover, as the case may be, shall cause each such Subsidiary, so formed or acquired by it, that owns, or is contemplated to own, assets having a fair market value greater than Ten Thousand Dollars ($10,000) to execute and deliver to Lender, in form and substance satisfactory to Lender: (a) an absolute and unconditional guarantee of payment of any and all present and future Obligations of Borrowers to Lender, (b) an agreement to be bound by the terms of this Agreement as though it were an original party hereto or a General Security Agreement, as Lender may require, (c) related UCC financing statements, and (d) such other mortgages, security and other agreements, documents and instruments as Lender may require, including, but not limited to, supplements and amendments hereto and other loan agreements or instruments evidencing Indebtedness of such new Subsidiary to Lender. With respect to each direct or indirect Subsidiary of Hanover listed on Exhibit B attached hereto that owns assets with a fair market value greater than Ten Thousand Dollars ($10,000), Borrowers shall cause each such Subsidiary to execute and deliver to Lender each of the items referred to in subsections (a) through (d) of this Section 6.2, unless such Subsidiary is dissolved by July 31, 2004.

            6.3. Indebtedness.

            Borrowers shall not, and shall not permit any of their respective Subsidiaries, and Hanover shall not permit any of its Subsidiaries, other than Non-Guarantor Subsidiaries, to incur, create, assume or permit to exist any Indebtedness for Borrowed Money, except:

                  (a) the Obligations of Borrowers and any Subsidiary to Lender;

                  (b) Indebtedness of Borrowers or such Subsidiary where payment is secured solely by liens permitted under Section 6.4 hereof;

                  (c) Indebtedness of Borrowers and Guarantors in favor of Congress under the Congress Financing Agreements;

                  (d) Indebtedness of Borrowers to the parties to the Credit Card Agreements pursuant to the terms thereof;

                  (e) Indebtedness described on Exhibits G-1 or G-2 attached hereto and any successor or replacement financing with terms and evidenced by documents, instruments or agreements in form and substance acceptable to Lender in its discretion;

                  (f) Intercompany loans or advances permitted under Section 6.5 hereof; and

                  (g) Indebtedness of Borrowers or other Subsidiaries of Hanover and guaranties thereof by Hanover, incurred for the establishment or acquisition of, and improvements to, new fulfillment centers or warehouses, first leased or acquired by Borrowers after the date hereof, provided (i) the aggregate amount of all such Indebtedness at any one time outstanding does not exceed Five Million Dollars ($5,000,000) and (ii) the principal amounts or components of debt service and/or lease payments in respect of such Indebtedness and related expenditures for improvements do not exceed One Million Two Hundred Fifty Thousand Dollars ($1,250,000) in the aggregate in any one fiscal year of Borrowers.

            6.4. Limitation on Liens.

            Each Borrower shall not, and shall not permit any of its respective Subsidiaries, and Hanover shall not permit any of its Subsidiaries, other than Non-Guarantor Subsidiaries, to create, incur, assume, or permit to exist any mortgage, pledge, security interest, lien, encumbrance, defect in title or restriction upon the use of its respective real or personal properties, whether now owned or hereafter acquired, except:

                  (a) the liens, encumbrances, or security interests in favor of Lender;

                  (b) the liens, encumbrances, or security interest in favor of Congress securing the Senior Credit Facility;

                  (c) tax, mechanics and other non-consensual statutory liens arising in the ordinary course of Borrowers' or such Subsidiary's business to the extent: (i) such liens secure Indebtedness which is not overdue or (ii) until foreclosure or similar proceedings shall have been commenced, such liens secure Indebtedness relating to claims or liabilities which are (A) fully insured and being defended at the sole cost and expense and at the sole risk of the insurer or (B) being contested in good faith by appropriate proceedings available to each Borrower and are adequately escrowed for or reserved against loan availability by Lender or as otherwise provided for under arrangements satisfactory to Lender;

                  (d) liens arising in connection with worker's compensation, unemployment insurance, surety, insurance or financial responsibility, appeal and release bonds, in each case limited to securities pledged as collateral for any of the foregoing;

                  (e) liens or security interests constituting purchase money liens or security interests upon specific fixed assets acquired, or liens or security interests existing on any such fixed assets at the time of acquisition thereof and including capital leases; provided, that:

                        (i) no such purchase money lien or security interest (or capital lease, as the case may be) with respect to specific fixed assets shall extend to or cover any other property other than the specific fixed assets so acquired, or acquired subject to such lien or security interest (or lease), or accessions thereto and the proceeds thereof;

                        (ii) such lien or security interest only secures the obligation to pay the purchase price of such specific fixed assets (or the obligations under the capital lease);

                        (iii) the principal amount secured thereby shall not exceed one hundred percent (100%) of the cost of the fixed assets so acquired; and

                        (iv) no Event of Default or Incipient Default shall have occurred and be continuing;

                  (f) liens or rights of set off against credit balances, but not liens on or rights of set off against other property of Borrowers, arising under Credit Card Agreements;

                  (g) liens on customer lists of the Borrowers, junior in priority to Lender's liens thereon; and

                  (h) the Discover Lien.

            6.5. Loans; Investments; Guarantees; Etc.

            Borrowers shall not, and shall not permit any of their respective Subsidiaries, and Hanover shall not permit any of its Subsidiaries, other than Non-Guarantor Subsidiaries, to, directly or indirectly, make any loans or advance money or property to any Person, or invest in (by capital contribution, dividend or otherwise) or purchase or repurchase the stock or Indebtedness or all or a substantial part of the assets or properties of any Person, or guarantee, assume, endorse, or otherwise become responsible for (directly or indirectly) or pay the Indebtedness, performance, obligations, stock or dividends of any person or agree to do any of the foregoing, except:

                  (a) The Guarantees of the Obligations of Borrowers in favor of Lender;

                  (b) Provided no Event of Default or Incipient Default has occurred and is continuing, short-term loans or advances of money by one Borrower to another Borrower in the ordinary course of business, or by a Borrower to any other Subsidiary of Hanover, other than to a Non-Guarantor Subsidiary, in the ordinary course of business; and

                  (c) the endorsement of instruments for collection or deposit in the ordinary course of business;

                  (d) investments in the following instruments, which shall be pledged and (unless delivered to Congress under the Senior Credit Facility) delivered to Lender upon Lender's request, (i) marketable obligations issued or guaranteed by the United States of America or an instrumentality or agency thereof, maturing not more than one (1) year after the date of acquisition thereof, (ii) certificates of deposit or other obligations maturing not more than one (1) year after the date of acquisition thereof issued by any bank or trust company organized under the laws of and located in the United States of America or any State thereof and having capital, surplus and undivided profits of at least One Hundred Million Dollars ($100,000,000), and (iii) open market commercial paper with a maturity not in excess of two hundred seventy (270) days from the date of acquisition thereof which have the highest credit rating by either Standard & Poor's Corporation or Moody's Investors Service, Inc.;

                  (e) guarantees by Borrowers and Guarantors of the repayment of obligations owing under the Senior Credit Facility; and

                  (f) guarantees, existing as of the date hereof, of leases (including equipment leases) of Borrowers and/or Guarantors by other Borrowers and/or Guarantors.

            6.6. Transactions with Affiliates. Borrowers shall not, and shall not permit any of their respective Subsidiaries, and Hanover shall not permit any of its Subsidiaries, other than Non-Guarantor Subsidiaries, to, directly or indirectly:

                  (a) purchase, acquire or lease any property from, or sell, transfer or lease any property to, any shareholder, officer, director, agent, employee or Affiliate, except on prices or terms no less favorable than would have been obtained in an arm's length transaction with a non-Affiliated Person, unless such transaction either (i) involves the sale of Inventory in the ordinary course of business at no less than cost by a Borrower to another Borrower or (ii) is permitted by another provision of this Section 6.6 or
Section 6.5 hereof, but in no event shall any such transaction be engaged in by Borrowers or other members of the Affiliated Borrower Group with a Non-Guarantor Subsidiary without Lender's prior written consent in each instance; or

                  (b) make any payment of management fees, tax sharing payments, dividends, distributions (other than its own capital stock), or the principal amount of or interest on any Indebtedness owing to any Affiliate, except

                        (i) with respect to any entire fiscal year of Borrowers for which a consolidated Federal income tax return is filed by Hanover that includes Borrowers and a positive consolidated tax liability is due, as calculated and shown in the consolidated federal income tax return as filed by Hanover, as the case may be, each Borrower may pay to Hanover, as the case may be, an amount, not to exceed the lesser of (x) such Borrower's allocable share of the consolidated Federal income tax liability for each such year and (y) the accrued and unpaid liability of such Borrower to Hanover arising under the Tax Sharing Agreement in respect of the prior use by such Borrower of Hanover's net operating losses to reduce the amount of Federal income tax liability otherwise payable for any prior fiscal year of such Borrower had its Federal income tax liability for such year been computed on a separate Federal income tax return instead of a consolidated Federal income tax return with Hanover, as the case may be; provided, that, such Borrower is required to make each such payment to Hanover pursuant to the Tax Sharing Agreement;

                        (ii) customary and reasonable directors' fees to directors of Borrowers or Hanover in the same amounts as are paid to its non-Affiliate directors, not to exceed $500,000 in the aggregate for all directors' fees in any calendar year;

                        (iii) payments of reasonable legal expenses incurred by Hanover on behalf of Borrowers; and

                        (iv) payments made by one Borrower to another Borrower to reconcile the payments posted in due course to the respective Accounts of such Borrower provided, however, in each case under clauses (i) through (v) of
Section 6.6(b) hereof that no Event of Default or Incipient Default has occurred and is continuing; or

                  (c) declare or pay any dividend on account of any share of any class of capital stock of Borrowers or any Subsidiary of Hanover, or any other Person, now or hereafter outstanding, or set aside or otherwise deposit or invest any sum for such purpose, or redeem, retire, defease, purchase, repurchase or otherwise acquire for value any share of any class of capital stock of Borrowers or any Subsidiary of Hanover (or set aside, pay into a sinking fund or otherwise deposit or invest any sum for such purpose) for any consideration other than its own capital stock or apply or set apart any sum, or make any other distribution (by reduction of capital or otherwise) in respect of any such shares or agree to do any of the foregoing, except that dividends may be declared and paid by Hanover on any preferred stock of Hanover issued or outstanding on the date hereof in accordance with its terms as of the date hereof, in each case out of legally available funds therefore, and provided no Event of Default or Incipient Default has occurred and is continuing.

            Notwithstanding anything to the contrary contained in this Section
6.6 or elsewhere in the Financing Agreements, the relevant Borrowers and/or Guarantors may repurchase, redeem or retire any or all of the Series C Participating Preferred Stock; provided that such Borrowers and/or Guarantors comply with the requirements set forth in the Congress Credit Agreements and the Certificate of Designation of the Series C Preferred Stock.

            6.7. Maintenance of Existence.

            Each Borrower and each Guarantor shall at all times preserve, renew and keep in full force and effect its corporate existence and rights and franchises with respect thereto and each Borrower and each Guarantor shall maintain in full force and effect all permits, licenses, trademarks, tradenames, approvals, authorizations, leases and contracts necessary to carry on the business as presently or proposed to be conducted; provided that any Guarantor, other than Hanover, may be dissolved at such time as it ceases to conduct business and owns less than Ten Thousand Dollars ($10,000) of assets. None of the Borrowers or any Guarantor shall engage, directly or indirectly, in any line of business other than the business in which it is engaged on the date hereof.

            6.8. Sale and Leasebacks.

            None of the Borrowers shall enter into, and shall not permit any of its Subsidiaries to enter into, any arrangement, directly or indirectly, with any Person whereby such Borrower or Subsidiary shall sell or transfer any property, real or personal, whether now owned or hereafter acquired, and thereafter rent or lease such property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred, unless such sale and leaseback relates to real property first acquired and occupied after the date hereof and such Borrower delivers to Lender all applicable mortgagee and landlord waivers, access and use agreements, in the form of Exhibit H attached hereof.

            6.9. Sale of Assets, Consolidation, Merger, Dissolution, Etc.

                  (a) None of the Borrowers, any of their respective Subsidiaries or any Subsidiary of Hanover shall, directly or indirectly, merge into or with or consolidate with any other Person or permit any other Person to merge into or with or consolidate with Borrowers, any of their respective Subsidiaries, or any Subsidiary of Hanover, or sell, assign, lease, transfer, abandon or otherwise dispose of any stock or Indebtedness of Borrowers, or any of their respective Subsidiaries or of any Subsidiary of Hanover to any other Person, or any of their property or assets to any other Person (other than sales of Inventory in the ordinary course of business and sales of Equipment as permitted under Section 6.13 hereof and except as permitted under Sections 6.21 and 6.23 hereof) or wind up, liquidate or dissolve or agree to do any of the foregoing; provided, however, that the foregoing shall not restrict transactions otherwise permitted by the terms of Section 6.5(a), 6.6(b) or 6.7 hereof, as applicable.

                  (b) Notwithstanding anything to the contrary contained in this
Section 6.9 or elsewhere in the Financing Agreements, the relevant Borrowers or Guarantors may consummate an Asset Sale to the extent permitted by, and subject to the terms and conditions of, the Congress Credit Agreements, the Intercreditor Agreement and the Certificate of Designation of the Series C Preferred Stock.

            6.10. Compliance with Laws, Regulations, Etc.

            Each Borrower and each member of the Affiliated Borrower Group shall at all times comply in all material respects with all applicable provisions of laws, rules, regulations, licenses, permits, approvals and orders and duly observe all requirements, of any foreign, Federal, State or local governmental authority, including, without limitation, ERISA, the IRC, the Occupational Safety and Health Act of 1970, as amended, the Fair Labor Standards Act of 1938, as amended, all Federal, State and local statutes, regulations, rules and orders relating to consumer credit (including, without limitation, as each has been or may be amended the Truth-in-Lending Act, the Fair Credit Billing Act, the Equal Credit Opportunity Act and the Fair Credit Reporting Act and the regulations, rules and orders promulgated thereunder), all Federal, State and local statutes, rules and orders relating to sale of consumer goods and mail order sales (including, without limitation, the Consumer Product Safety Act of 1972, as amended, and the Federal Trade Commission Act of 1914, as amended, and the rules, regulations and orders promulgated thereunder) subject, in the case of any such law relating to the payment or collection and remittance of sales and/or use taxes, to the provisions of Section 5.9(b) hereof, which shall control with respect to such matters in lieu of this Section 6.10.

            6.11. Compliance with Environmental Laws.

                  (a) Each Borrower and Guarantor shall, at all times, comply in all material respects with all the Environmental Laws.

                  (b) Each Borrower and Guarantor shall establish and maintain, at its expense, a system to assure and monitor its continued compliance with all Environmental Laws in all of its operations, which system shall include annual reviews of such compliance by employees or agents of each Borrower and Guarantor who are familiar with the requirements of the Environmental Laws. Copies of all environmental surveys, audits, assessments, feasibility studies and results of remedial investigations shall be promptly furnished, or caused to be furnished, by Borrowers and Guarantors to Lender. Each Borrower and Guarantor shall take prompt and appropriate action to respond to any non-compliance with any of the Environmental Laws and shall regularly report to Lender on such response.

                  (c) Each Borrower and Guarantor shall give both oral and written notice to Lender, as soon as practicable after a Responsible Officer's receipt of any notice of, or his or her otherwise obtaining knowledge of, (i) the occurrence of any event involving the release, spill or discharge, threatened or actual, of any Hazardous Material or (ii) any investigation, proceeding, complaint, order, directive, claims, citation or notice with respect to: (A) any non-compliance with or violation of any Environmental Law by any Borrower or Guarantor or (B) the release, spill or discharge, threatened or actual, of any Hazardous Material or (C) the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or (D) any other environmental matter, which can reasonably be expected to (1) involve any potential liability (contingent or otherwise) of any Borrowers or Guarantors with respect thereto (including any fines, liabilities, remediation expenses, costs and engineering and attorneys' fees) greater than Two Hundred Fifty Thousand Dollars ($250,000), or (2) result in a restraint on operations of any Borrower which prevents such Borrower from conducting its operations in the ordinary course, or (3) have an adverse effect on any Collateral having a value of Two Hundred Fifty Thousand Dollars ($250,000) or more, or a material adverse effect on the business, assets, liabilities or financial condition of any Borrower or of the Affiliated Borrower Group taken as a whole, or on any properties at or to which any Borrower or Guarantor transported, stored or disposed of any Hazardous Materials.

                  (d) Without limiting the generality of the foregoing, whenever Lender reasonably determines that there is non-compliance, or any condition which requires any action by or on behalf of any Borrower or Guarantor in order to avoid any material non-compliance with any Environmental Law, which could reasonably be expected to (i) involve any potential liability (contingent or otherwise) of any Borrowers or Guarantors with respect thereto (including any fines, liabilities, remediation expenses, costs and engineering and attorneys' fees) greater than Two Hundred Fifty Thousand Dollars ($250,000), or (ii) result in a restraint on operations of any Borrower which prevents such Borrower from conducting its operations in the ordinary course, or (iii) have an adverse effect on any Collateral having a value of Two Hundred Fifty Thousand Dollars ($250,000) or more, or a material adverse effect on the business, assets, liabilities or financial condition of any Borrower or of the Affiliated Borrower Group taken as a whole, each Borrower and Guarantor shall, at Lender's request and Borrowers' and Guarantors' expense:
(i) cause an independent environmental engineer acceptable to Lender to conduct such tests as are reasonably necessary of the site where such non-compliance or alleged non-compliance with such Environmental Laws has occurred as to such non-compliance and prepare and deliver to Lender a report as to such non-compliance setting forth the results of such tests, a proposed plan for responding to any environmental problems described therein, and an estimate of the costs thereof and (ii) provide to Lender a supplemental report of such engineer whenever the scope of such non-compliance, or such Borrower's or Guarantor's response thereto or the estimated costs thereof, shall change in any material respect.

                  (e) Each Borrower and Guarantor shall indemnify and hold harmless Lender, its directors, officers, employees, agents, invitees, representatives, successors and assigns, from and against any and all losses, claims, damages, liabilities, costs, and expenses (including reasonable attorneys' fees and legal expenses) directly or indirectly arising out of or attributable to the use, generation, manufacture, reproduction, storage, release, threatened release, spill, discharge, disposal or presence of a Hazardous Material, including, without limitation, the costs of any required or necessary repair, cleanup or other remedial work with respect to any property of any Borrower or Guarantor and the preparation and implementation of any closure, remedial or other required plans. All representations, warranties, covenants and indemnifications in this Section 6.11 shall survive the payment of the Obligations and the termination or expiration of this Agreement.

                  (f) Borrowers and Guarantors may contest the assertion by any governmental authority or any third party of any obligation or liability for alleged non-compliance with Environmental Laws or otherwise relating to the release, spill or discharge, threatened or actual, of Hazardous Materials, or the generation use, storage, treatment, transportation, manufacturing, handling, production or disposal of Hazardous Materials, but no such contest shall relieve Borrowers and Guarantors from their obligations to Lender in regard to such matters as provided in this Agreement and the other Financing Agreements.

            6.12. Payment of Taxes and Claims

            Borrowers shall duly pay and discharge all taxes, assessments, contributions and governmental charges upon or against them or their properties or assets, except for taxes which are being contested in good faith by appropriate proceedings and with respect to which reserves have been set aside in accordance with generally accepted accounting principles consistently applied, in the determination of Lender, or if requested by Lender to protect Lender's security interests or liens in any Collateral or Guarantor Collateral, adequate amounts have been escrowed with or reserved against by Lender or other arrangements satisfactory to Lender are made to cover all amounts which are claimed due plus interest and possible penalties thereon; provided, however, that with respect to sales and/or use taxes the provisions of Section 5.9(b) hereof shall control with respect to such matters in lieu of this Section 6.12. Borrowers shall be liable for any tax or penalty imposed upon any transaction under this Agreement or any of the other Financing Agreements or giving rise to any Collateral or Guarantor Collateral or which Lender may be required to withhold or pay for any reason and Borrowers shall indemnify and hold Lender harmless with respect thereto, and shall repay to Lender on demand the amount thereof, and, until paid by Borrowers, such amount shall be added and deemed part of the Obligations, provided, that, nothing contained herein shall be construed to require Borrowers to pay any income tax attributable to the income of Lender in respect of any compensation charged or paid hereunder to Lender.

            6.13. Properties in Good Condition.

                  (a) Each Borrower and Guarantor shall keep its properties in good repair, working order and condition (reasonable wear and tear excepted) and, from time to time, make all needful and proper repairs, renewals, replacements, additions and improvements thereto, so that the business carried on may be properly and advantageously conducted at all times in accordance with prudent business management. The Inventory and the Equipment of each Borrower and Guarantor shall be used in its business and not for personal, family, household or farming use.

                  (b) All of the Inventory of each Borrower is and shall be held for sale in the ordinary course of such Borrower's mail order and retail business and is and shall be fit for such purposes. Borrowers shall not sell or otherwise dispose of any Inventory except for mail order and retail sales in the ordinary course of business and except for sales of outdated and surplus Inventory in the absence of an Event of Default or Incipient Default which is continuing that comply with the provisions of Section 6.21 hereof. Borrowers shall maintain all Inventory according to a computerized perpetual inventory accounting system. Borrowers shall keep the Inventory in good and marketable condition, at their own expense. Borrowers shall not, without the prior written notice to Lender, acquire or accept any Inventory on consignment or approval; it being understood, however, that Gump's may from time to time acquire inventory on consignment. Borrowers shall conduct a physical count of the Inventory of Borrowers, at their expense, at least annually prior to an Event of Default and at least twice a year during the continuance of an Event of Default, and shall promptly supply Lender with a copy of each such count. Borrowers shall not, without the prior written consent of Lender, sell any Inventory on a bill-and-hold, guaranteed sale, sale and return, sale on approval, or other repurchase or return basis, except for Borrowers' existing return policies for their mail order sales and retail store sales, in each case in the ordinary course of business and prior to an Event of Default.

                  (c) Borrowers shall use the Equipment with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with all applicable laws.

                  (d) Borrowers shall not remove any Equipment from the locations set forth for the respective Borrowers on Exhibit C hereto or otherwise permitted herein for the applicable Borrower, except to the extent necessary to have any Equipment repaired or maintained in the ordinary course of the business of Borrowers or to move Equipment directly from one location set forth on Exhibit C hereto for that Borrower or otherwise permitted herein for that Borrower, to another such location and except for the movement of motor vehicles used by or for the benefit of the Borrowers in the ordinary course of business.

                  (e) The Equipment of Borrowers is now and shall remain personal property and Borrowers shall not permit any of their Equipment to be or become a part of or affixed to real property.

                  (f) The Equipment of each Borrower, other than any Equipment constituting fixtures as of the date hereof, is now and shall remain personal property and Borrowers shall not permit any material part of such Equipment to be or become a part of or affixed to real property without (i) prior written notice to Lender and the written consent of Lender and (ii) first making all arrangements, and delivering or causing to be delivered to Lender, such agreements and other documentation requested by Lender for the protection and preservation of its security interests and liens, in form and substance satisfactory to Lender.

                  (g) Borrowers shall not, without Lender's prior written consent, sell, lease as a lessor, or otherwise dispose of any part of their Equipment that has a fair market value greater than Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate for all such transactions in any fiscal year of Borrowers. In the event any such Equipment is sold, transferred or otherwise disposed of with Lender's prior written consent or as permitted hereunder without such consent and: (i) such sale, transfer or disposition is effected without replacement of such Equipment, or such Equipment is replaced by Equipment leased by Borrowers, or by Equipment purchased by Borrowers subject to a Purchase Money Lien, then Borrowers shall deliver all of the cash proceeds of any such sale, transfer or disposition to Lender, which proceeds shall be (A) applied to the repayment of the Obligations of Borrowers as applicable, in such order and manner as Lender shall determine or (B) retained by Lender as cash Collateral; or (ii) such sale, transfer or disposition is made in connection with the purchase by Borrowers of replacement Equipment, then Borrowers shall use the proceeds of such sale, transfer or disposition to finance the purchase by Borrowers of replacement Equipment and shall deliver to Lender written evidence of the use of the proceeds for such purchase. All replacement Equipment purchased by Borrowers shall be free and clear of all liens, claims and encumbrances, except as otherwise permitted hereunder.

                  (h) Borrowers assume and shall indemnify Lender from and against all responsibility and liability arising from or relating to the use, sale or other disposition of their respective Inventory and Equipment.

            6.14. Insurance

            Borrowers and Guarantors shall at all times maintain, with financially sound and reputable insurers, insurance with respect to the Collateral and Guarantor Collateral, insuring the same and their business against loss or damage of the kind and in the amounts customarily insured against by corporations of established reputation engaged in the same or similar business and similarly situated, and Borrowers and Guarantors shall maintain public liability insurance against claims for personal injury, death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by them and occurring in connection with the use (or otherwise) of any products manufactured or sold by them, worker's compensation insurance, and business interruption insurance. Said policies of insurance shall be satisfactory to Lender as to form, amount and insurer. Borrowers and Guarantors shall furnish certificates, policies or endorsements to Lender as proof of such insurance, and, if they fail to do so, Lender is authorized, but not required, to obtain such insurance at the expense of Borrowers and Guarantors. All policies shall provide for at least thirty (30) days prior written notice to Lender of any cancellation or reduction of coverage. Lender, and its designees, are hereby irrevocably appointed to act as attorney-in-fact for Borrowers and Guarantors in obtaining, and at any time during the continuance of an Event of Default, adjusting, settling, amending and canceling such insurance. Borrowers and each Guarantor shall obtain non-contributory lender's loss payable endorsements to all insurance policies in form and substance satisfactory to Lender specifying that the proceeds of such insurance shall be payable to Lender and further specifying that Lender shall be paid regardless of any act or omission by Borrowers and/or any Guarantor. At its option, Lender may apply any insurance proceeds received by Lender at any time to the cost of repairs or replacement of Collateral and/or to payment of the Obligations of Borrowers and/or any Guarantor, whether or not then due, in any order and in such manner as Lender, in its discretion, may determine. Lender may retain such proceeds as cash Collateral for the Obligations.

            6.15. Compliance with ERISA

            None of the Borrowers, or any other member of the Affiliated Borrower Group, shall, with respect to all "employee pension benefit plans" maintained by Borrowers or any other member of the Affiliated Borrower Group:

                  (a) (i) terminate any of such employee pension benefit plans so as to incur any liability to the Pension Benefit Guaranty Corporation established pursuant to ERISA, (ii) allow or suffer to exist any prohibited transaction involving any of such employee pension benefit plans or any trust created thereunder which would subject Borrowers or any other member of the Affiliated Borrower Group to a tax or penalty or other liability on prohibited transactions imposed under Section 4975 of the IRC or under ERISA, (iii) fail to pay to any such employee pension benefit plan any contribution which it is obligated to pay under the terms of such plan, (iv) allow or suffer to exist any accumulated funding deficiency, whether or not waived, with respect to any such employee pension benefit plan, (v) allow or suffer to exist any occurrence of a reportable event or any other event or condition which presents a material risk of termination by the Pension Benefit Guaranty Corporation of any such employee pension benefit plan that is a single employer plan, which termination could result in any liability to the Pension Benefit Guaranty Corporation, or (vi) incur any withdrawal liability with respect to any multiemployer plan which is not fully bonded; except only, in the case of any of the foregoing, if the resulting liability or potential liability of Borrowers or any other member(s) of the Affiliated Borrower Group would not, individually or in the aggregate, exceed Two Hundred Fifty Thousand Dollars ($250,000).

                  (b) As used in this Section 6.15, the terms "employee pension benefit plan," "employee benefit plan", "single employer plan", "multiemployer plan", "accumulated funding deficiency" and "reportable event" shall have the respective meanings assigned to them in ERISA, and the term "prohibited transaction" shall have the meaning assigned to it in Section 4975 of the IRC or under ERISA.

            6.16. Notice of Default.

            Promptly upon any Responsible Officer becoming aware of the existence of any condition or event which constitutes an Event of Default or Incipient Default, Borrowers shall give Lender written notice thereof specifying the nature of such condition or event.

            6.17. Financial Statements and Other Information.

                  (a) Borrowers shall promptly furnish to Lender all such financial information regarding each Borrower and each member of the Affiliated Borrower Group as Lender shall reasonably request, and notify the auditors and accountants of Borrowers and each member of the Affiliated Borrower Group that Lender is authorized to obtain such information directly from them. Without limiting the foregoing, Borrowers shall furnish to Lender, immediately following any Lender request therefore, any financial statements or other information that is furnished to Congress pursuant to the Congress Credit Agreements.

                  (b) Lender is authorized to deliver a copy of any financial statement or any other information relating to the business, operations or financial condition of Borrowers and any member of the Affiliated Borrower Group, which may be furnished to it hereunder or otherwise, to any court, regulatory body or agency having jurisdiction over Lender or to any other person which shall, or shall have any right or obligation to, succeed to all or any part of Lender's interests in any of the Obligations, this Agreement, the other Financing Agreements, or the Collateral or Guarantor Collateral, including, without limitation, any Participant.

                  (c) Each Borrower and each Guarantor hereby irrevocably authorizes and directs all accountants, auditors and other third parties (but excluding Borrower's and Guarantor's attorneys) to deliver to Lender at Borrowers' expense, copies of the financial statements, papers related thereto or other accounting records of any nature in their possession and to disclose to Lender any information they may have regarding the business affairs and financial condition of Borrowers and each other member of the Affiliated Borrower Group. Lender shall obtain the applicable Borrower's or Guarantor's prior written consent before making any request pursuant to this Section 6.17(c), which consent such Borrower or Guarantor shall not unreasonably withhold or delay.

            6.18. Consolidated Working Capital.

            Hanover shall, for each fiscal month in any fiscal year, maintain Consolidated Working Capital, calculated on a consolidated basis for Hanover and its Subsidiaries, of not less than the following amounts as at the end of each such fiscal month for each such fiscal month:

Period                        Amount
------                       --------
January                    $7,740,000
February                   $7,650,000
March                      $7,200,000

April                      $ 7,740,000
May                        $ 6,930,000
June                       $ 7,290,000
July                       $ 8,820,000
August                     $ 9,720,000
September                  $ 9,540,000
October                    $12,600,000
November                   $12,870,000
December                   $11,610,000

            6.19. Consolidated Net Worth.

            Hanover shall, for each fiscal month in any fiscal year, maintain Consolidated Net Worth, calculated on a consolidated basis for Hanover and its Subsidiaries, of not less than the following amounts as at the end of each such fiscal month:

Period                        Amount
------                        ------
January                    ($53,235,000)
February                   ($54,915,000)
March                      ($54,075,000)
April                      ($54,075,000)
May                        ($54,705,000)
June                       ($53,970,000)
July                       ($54,285,000)
August                     ($54,285,000)
September                  ($51,660,000)
October                    ($51,345,000)
November                   ($48,510,000)
December                   ($43,470,000)

            6.20. Further Assurances.

            Each Borrower and Guarantor has executed or shall execute and deliver to Lender such of the other Financing Agreements to which it is a party and financing statements pursuant to the UCC, in form and substance satisfactory to Lender. Borrowers and each Guarantor shall, at their expense, at any time or times duly execute and deliver, or shall cause to be duly executed and delivered, such further agreements, instruments and documents, including, without limitation, additional security agreements, mortgages, deeds of trust, deeds to secure debt, collateral assignments, pledge agreements, Uniform Commercial Code financing statements or amendments or continuations thereof, landlord's or mortgagee's waivers of liens and consents to the exercise by Lender of all the rights and remedies hereunder, under any of the other Financing Agreements or applicable law with respect to the Collateral and/or Guarantor Collateral, and do or cause to be done such further acts as may be necessary or proper in Lender's opinion to evidence, perfect, maintain and enforce the security interest and the priority thereof in the Collateral and Guarantor Collateral and to otherwise effectuate the provisions or purposes of this Agreement or any of the other Financing Agreements. Where permitted by law, Borrowers and each Guarantor hereby authorize Lender to execute and file one or more Uniform Commercial Code financing statements signed only by Lender. Upon the request of Lender, at any time and from time to time, Borrowers and each Guarantor shall, at their cost and expense, do, make, execute, deliver and record, register or file financing statements, mortgages, deeds of trust, deeds to secure debt, and other instruments, acts, pledges, assignments and transfers (or cause the same to be done) and will deliver to Lender such instruments evidencing items of Collateral or Guarantor Collateral as may be requested by any of them.

            6.21. Sales of Outdated and Surplus Inventory.

            Borrowers may sell, transfer or dispose of outdated and surplus Inventory to jobbers or other third parties only to the extent that any one transaction or series of related transactions does not involve Inventory having an aggregate original cost to Borrowers of greater than Four Million Dollars ($4,000,000); provided, that (i) Borrowers remit, or cause to be remitted, to Lender all the proceeds of such sales; (ii) Borrowers account for all such sales separately in the weekly Inventory reports provided to Lender; (iii) Borrowers provide to Lender written notice within five (5) calendar days after each such sale; and (iv) no Event of Default or Incipient Default has occurred and is continuing.

            6.22. Maintenance and Delivery of Customer Lists; MACS Software

            Borrowers shall create and maintain all Customer Lists in industry standard formats stored on industry standard electronic data storage media and accessible using industry standard hardware and software. Customer Lists shall be updated and delivered to the storage and escrow agent under the Customer List Escrow Agreement, not less frequently than monthly, on or before the tenth
(10th) day of each month. Updated revisions of the MACS Software shall be delivered to the storage and escrow agent as soon as practicable following the installation and use of such updated versions on Borrowers' systems (other than testing). Receipt of the delivery of such updated Customer Lists and, as applicable, updated MACS Software shall be acknowledged in writing by the storage and escrow agent and a copy of each receipt delivered to Lender on or before such tenth (10th) day of each month. Lender shall have the access to and the right to inspect the Customer Lists and MACS Software in Borrowers' possession or in the possession of the storage and escrow agent, at any time during normal business hours. Upon and at any time after the occurrence and during the continuance of an Event of Default or Incipient Default, Lender shall have the right to direct the storage and escrow agent to deliver the Customer Lists and MACS Software in its possession to Lender and Lender shall have the right to require Borrowers to deliver all Customer Lists and MACS Software and periodic updates thereof directly to Lender, without, in any case, limiting Lender's other rights and remedies hereunder or under the other Financing Agreements.

            6.23. Rental or License of Customer Lists.

            Borrowers are and shall be the sole owners of all Customer Lists used in Borrowers' business. No portion of the Customer Lists shall be sold, leased, licensed or otherwise disposed of by Borrowers, except, that so long as no Event of Default or Incipient Default has occurred and is continuing, Borrowers may, in the ordinary course of business in accordance with past practices, enter into non-exclusive rental agreements or license agreements permitting the use of Borrowers' mailing and customer lists; provided, that (a) such agreements do not impair the value, salability or disposability of the Customer Lists as a whole; and (b) all proceeds of such rentals or licensing by Borrowers are remitted to Lender hereunder. In addition, prior to an Event of Default or Incipient Default that has occurred and is continuing, Borrowers may sell outright to non-Affiliates such portions of the Customer Lists having a fair market value aggregating not more than Two Hundred Fifty Thousand Dollars ($250,000) in any one fiscal year for all such sales to non-Affiliates; provided, that all proceeds of such sale are remitted to Congress pursuant to the Senior Credit Facility and the Intercreditor Agreement.

            6.24. No Termination or Amendment of Credit Card Agreements.

            Borrowers shall not, without Lender's prior written consent, terminate or not renew any of the Credit Card Agreements, unless replacement agreements satisfactory to Lender are entered into by Borrowers. Borrowers shall not, without Lender's prior written consent, enter into any amendment or supplement to the Credit Card Agreements which could in any manner adversely affect the Collateral, the Obligations or the rights and interests of Lender hereunder or under the other Financing Agreements.

            6.25. Obligations to be Senior Indebtedness

            Notwithstanding anything to the contrary in this Agreement, but subject to the terms and provisions of the Intercreditor Agreement, the Indebtedness, if any, of Borrowers, Guarantors or any other direct or indirect Subsidiary of Hanover in respect of any debt instruments described on Exhibit G-1 (other than the Indebtedness owed to Congress) attached hereto shall be subordinated in right of payment to the Obligations of Borrowers and Guarantors to Lender, and the Obligations of Borrowers and Guarantors to Lender shall at all times be deemed senior in right of payment to all such Indebtedness.

            6.26. Litigation Notices

            Borrowers and Guarantors shall provide written notice to Lender of each investigation by any governmental agency that, to the knowledge of any Responsible Officer, is pending or threatened against or affects any Borrower or any other member of the Affiliated Borrower Group or their properties or business, and of each action, suit, proceeding or claim by any Person that, to the knowledge of any Responsible Officer, is pending or threatened against any Borrower or any other member of the Affiliated Borrower Group or their properties or business (other than future pending or threatened litigation involving the enforcement of lease obligations by or against Hanover as successor to The Horn & Hardart Company as to leased properties not used in or related to the business of Borrowers), or against or affecting any transaction contemplated by this Agreement, the other Financing Agreements, or other instruments, agreements or documents delivered in connection herewith or therewith, which could reasonably be expected to result in a determination adverse to any Borrower or any other member of the Affiliated Borrower Group, and which, if so adversely determined with respect to any of them, would result in either (i) a fine, judgment, penalty, loss or liability, including costs and attorneys' fees, not covered by insurance, which, individually, exceeds Three Hundred Thousand Dollars ($300,000) or (ii) any material adverse change in the business, assets, liabilities or financial condition of any Borrower or of the Affiliated Borrower Group taken as a whole. Borrowers and Guarantors shall also provide written notice to Lender of each investigation by any governmental agency or supplier that, to the knowledge of any Responsible Officer, is pending or threatened concerning a possible product recall, or that actually results in, a product recall, of goods of or sold by Borrowers or Guarantors having an aggregate value of Three Hundred Thousand dollars ($300,000) or more.

            6.27. Capital Expenditures.

            Hanover and its Subsidiaries shall not, directly or indirectly, in any fiscal year of Hanover and its Subsidiaries make any Capital Expenditures of an aggregate amount not to exceed $5,000,000, plus the amount of any cash proceeds obtained by Hanover and its Subsidiaries from the sale of any Capital Stock to the extent permitted hereunder.

            6.28. EBITDA

                  (a) Hanover and its Subsidiaries shall not, as to any fiscal quarter during the fiscal year 2004 of Hanover and its Subsidiaries, permit EBITDA of Hanover and its Subsidiaries commencing on the first day of such fiscal year and ending on the last day of the applicable fiscal quarter set forth below on a cumulative year to date ("YTD") basis to be less than the respective amount set forth below opposite such fiscal quarter end YTD period:

Fiscal Quarter
End YTD Periods                                     Cumulative
FOR FISCAL YEAR 2004                               MINIMUM EBITDA
-----------------------------------------------    --------------
(i) December 28, 2003 through September 25, 2004     $ 4,500,000
(ii) December 28, 2003 through December 25, 2004     $10,800,000

                  (b) Hanover and its Subsidiaries shall not, as to any fiscal quarter during the fiscal year 2005 of Hanover and its Subsidiaries, permit EBITDA of Hanover and its Subsidiaries commencing on the first day of such fiscal year and ending on the last day of the applicable fiscal quarter set forth below on a cumulative YTD basis to be less than the respective amount set forth below opposite such fiscal quarter end YTD period:

Fiscal Quarter
End YTD Periods                                         Cumulative
FOR FISCAL YEAR 2005                                  MINIMUM EBITDA
--------------------------------------------------    --------------
(i) December 26, 2004 through March 26, 2005          - $         0 -
(ii) December 26, 2004 through June 25, 2005            $ 1,575,000
(iii) December 26, 2004 through September 24, 2005      $ 4,500,000
(iv) December 26, 2004 through December 31, 2005        $10,800,000

                  (c) Hanover and its Subsidiaries shall not, as to any fiscal quarter during the fiscal year 2006 of Hanover and its Subsidiaries, permit EBITDA of Hanover and its Subsidiaries commencing on the first day of such fiscal year and ending on the last day of the applicable fiscal quarter set forth below on a cumulative YTD basis to be less than the respective amount set forth below opposite such fiscal quarter end YTD period:

Fiscal Quarter
End YTD Periods                                           Cumulative
FOR FISCAL YEAR 2006                                    MINIMUM EBITDA
------------------------------------------------        --------------
(i) January 1, 2006 through April 1, 2006               - $         0 -
(ii) January 1, 2006 through July 1, 2006                 $ 1,575,000
(iii) January 1, 2006 through September 30, 2006          $ 4,500,000
(iv) January 1, 2006 through December 30, 2006            $10,800,000

                  (d) Hanover and its Subsidiaries shall not, as to any fiscal quarter during the fiscal year 2006 of Hanover and its Subsidiaries, permit EBITDA of Hanover and its Subsidiaries commencing on the first day of such fiscal year and ending on the last day of the applicable fiscal quarter set forth below on a cumulative YTD basis to be less than the respective amount set forth below opposite such fiscal quarter end YTD period:

Fiscal Quarter
End YTD Periods                                    Cumulative
FOR FISCAL YEAR 2006                               MINIMUM EBITDA
------------------------------------------------   --------------
(i) December 31, 2006 through March 31, 2007         $900,000

SECTION 7. EVENTS OF DEFAULT AND REMEDIES

            7.1. Events of Default.

            The occurrence of any one or more of the following events shall constitute an "Event of Default" hereunder:

                  (a) any Borrower shall fail to pay to Lender when due any amounts owing to Lender under any Obligation; or

                  (b) any Borrower shall breach any of the terms, covenants, conditions or provisions of this Agreement, any supplement hereto or any other agreement between Lender and Borrowers, including any of the other Financing Agreements or any other default or Event of Default occurs or exists under any of the foregoing; or

                  (c) any of the Guarantors or other endorser or other Person liable on the Obligations of Borrowers shall terminate or breach any of the terms, covenants, conditions or provisions of any guarantee, endorsement or other agreement of such Person with, or in favor of, Lender; or

                  (d) an Event of Default (as such term is defined in the Congress Credit Agreements) has occurred and is continuing which event of default continues for more than any applicable cure period (if any) with respect thereto or is not waived in writing by Congress thereto; or

                  (e) any representation, warranty or statement of fact made to Lender at any time by any Borrower or any Guarantor or on behalf of any Borrower or any Guarantor is false or misleading in any material respect; or

                  (f) any Borrower, any Guarantor, or any other Person at any time liable on or in respect of the Obligations shall default in the payment of an amount greater than Two Hundred Fifty Thousand Dollars ($250,000), individually or in the aggregate, at any time due or any Indebtedness at any time owing to any Person other than Lender or in the performance of any other terms or covenants or any evidence of same or other agreement relating thereto or securing same, or with respect to any material contract, lease (other than leases under which Hanover, as successor to The Horn & Hardart Company, is the sole obligor relating to property not used in the business of Borrowers), license or other obligation owed to any Person other than Lender, which default continues for more than the applicable cure period, if any, with respect thereto, but in no event more than thirty (30) days after the occurrence of any such default; or

                  (g) the aggregate amount outstanding at any one time under the Credit Card Agreements collectively owed to Borrowers and not paid after the date such payment is due shall exceed Five Million Dollars ($5,000,000); or reserves or any other mechanism effecting a reduction of the amount actually paid to Borrowers pursuant to any such Credit Card Agreement have been implemented or imposed after the date hereof in an amount exceeding One Hundred Thousand Dollars ($100,000) in the aggregate; or Borrowers shall default in the performance of their obligations under any of the Credit Card Agreements; or any of the Credit Card Agreements shall be terminated or not renewed; or any party to the Credit Card Agreements shall cease purchasing and/or processing transactions involving Credit Card Receivables; or

                  (h) any Borrower or Hanover or any other Guarantor having assets in excess of Two Hundred Fifty Thousand Dollars ($250,000), shall become insolvent, fail to meet its debts as they mature, call a meeting of creditors or have a creditors' committee appointed, make an assignment for the benefit of creditors, commence or have commenced against it any action or proceeding for relief under the Bankruptcy Code or any other bankruptcy law or similar statute or statutes providing for reorganization, adjustment of debts, liquidation or dissolution (except in the case of any such action or proceeding commenced against any Borrower or Hanover or any other Guarantor having assets in excess of Two Hundred Fifty Thousand Dollars ($250,000), such action or proceeding is dismissed within thirty (30) days from the date such action or proceeding was commenced, unless such Borrower, Hanover or Guarantor against whom such action was brought shall acquiesce to the relief sought or such relief sought is sooner granted) or if any Borrower or Hanover or any other Guarantor having assets in excess of Two Hundred Fifty Thousand Dollars ($250,000) suspends or discontinues doing business for any reason, or if a receiver, custodian or trustee of any kind is appointed for any Borrower or Hanover or any other Guarantor having assets in excess of Two Hundred Fifty Thousand Dollars ($250,000) or any of their respective properties; or

                  (i) one (1) or more judgments, decrees or orders for the payment of damages in an amount greater than Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate at any time shall be issued by one or more courts, governmental agencies, administrative tribunals or other bodies having jurisdiction against any Borrower, Hanover or any other Guarantor with assets greater than Two Hundred Fifty Thousand Dollars ($250,000) and a stay of execution thereof shall not be procured within thirty (30) days after the date of entry thereof, or such judgment(s), decree(s) or order(s) shall not be fully bonded within such period of thirty (30) days, unless sooner enforced; or

                  (j) [Intentionally Left Blank]

                  (k) any event shall occur as a result of which:

                        (i) the consolidated revenues of Hanover and its Subsidiaries (A) in any fiscal month is thirty (30%) percent less than the consolidated revenues of Hanover and its Subsidiaries for the same fiscal month of the prior fiscal year or (B) in any twelve (12) month period in the aggregate is twenty (20%) percent less than the consolidated revenues of Hanover and its Subsidiaries for the immediately preceding twelve (12) month period; provided that, in either case, as to any applicable measurement period, if Borrowers or Guarantors have consummated an Asset Sale in accordance with the terms and conditions hereof during such period, any reduction in such consolidated revenues that is directly attributable to the revenues of such Borrower or Guarantor arising from the assets of such Borrower or Guarantor that were sold pursuant to such Asset Sale; then such reduction shall not be deemed a reduction for purposes of this clause
(i);

                        (ii) the operations are suspended or terminated (other than due to an embargo, condemnation, act of God or public enemy or other casualty loss or force majeure) for ten (10) days or more at any facility of a Borrower used in generating more than twenty (20%) percent of the revenues of Borrowers on a consolidated basis for the immediately preceding fiscal year; provided, that, if Borrowers or Guarantors have consummated an Asset Sale in accordance with the terms and conditions hereof involving the sale of any such facility, then the sale of a facility pursuant to such Asset Sale shall not be deemed to be a suspension or termination of operations at such facility;

                        (iii) any strike, lockout, work stoppage or labor dispute affects twenty (20%) percent or more of the aggregate workforce of Borrowers;

                        (iv) any law, regulation, order, judgment or decree of any governmental authority shall exist, or any action, suit, investigation, litigation or proceeding shall be pending or threatened in writing in any court or before any arbitrator or governmental authority that could reasonably be expected to result in the loss of the ability to conduct any portion of the business that accounted for more than ten (10%) percent of the revenues of Hanover and its Subsidiaries on a consolidated basis on the immediately preceding fiscal year;

                        (v) the loss, suspension, revocation or failure to renew any permit or license now held or hereafter acquired by a Borrower required in connection with the sale or distribution of goods the sale of which gave rise to revenues of more than ten (10%) percent in the immediately preceding fiscal year;

                        (vi) any vendor or group of vendors that accounts for sales of goods to Borrowers in excess of ten (10%) percent of the aggregate of Borrowers' then current goods sold to customers in the ordinary course of business for the immediately preceding fiscal year of Borrowers terminates its sale agreement(s) with any Borrower or stops delivery of goods to a Borrower for more than sixty (60) Business Days;

                        (vii) a vendor or group of vendors change the credit terms of sale of goods to Borrowers so that Borrowers are required to purchase twenty (20%) percent or more of the aggregate inventory of all Borrowers on a cash on delivery or cash in advance basis;

                        (viii) the aging of accounts payable of Borrowers reflects that twenty (20%) percent or more of the total balance owed is more than sixty (60) days past the due date;

                        (ix) any embargo, condemnation, act of God or public enemy or other casualty loss or force majeure occurs resulting in the cessation or substantial curtailment of the receipt of goods from vendors or from revenue producing activities of Borrowers for more than thirty (30) days;

                        (x) contingent liabilities are incurred by Borrowers and Guarantors in excess of $10,000,000 which would be required to be reflected in a balance sheet prepared in accordance with GAAP and which liabilities are not permitted to be incurred under the terms and conditions hereof; or

                        (xi) any of the President, Chief Executive Officer, Chief Financial Officer or Chief Operating Officer of Borrower is convicted of a felony criminal offense; or

                  (l)   any Change of Control.

            7.2. Remedies.

                  (a) Without limiting Lender's rights to demand payment sooner as provided in this Agreement, but subject to the terms and provisions of the Intercreditor Agreement, upon or at any time after the occurrence or existence of any one or more of such Events of Default, upon termination of this Agreement or any of the other Financing Agreements, or if this Agreement and the other Financing Agreements are not renewed, in addition to any other rights Lender may have under the Financing Agreements or otherwise:

                        (i) Lender may, at any time thereafter, at its option, without presentment for payment, demand, notice of dishonor or notice of protest or any other or further notice, all of which are hereby expressly waived by Borrowers and Guarantors, declare any or all of the Obligations of Borrowers and/or Guarantors to be immediately due and payable, together with interest at the highest rate of interest hereunder until fully and indefeasibly paid;

                        (ii) each Participant, to the fullest extent permitted by applicable law, shall have the right to (A) set off against the Obligations of Borrowers and Guarantors any and all deposits (whether general or special, time or demand, provisional or final), credits, balances, accounts, monies or other assets which are the property of Borrowers or any Guarantor and held by such Participant or owed by such Participant to Borrowers or any Guarantor and
(B) remit the same to Lender for application to the Obligations of Borrowers and/or Guarantors;

                        (iii) without further notice to Borrowers or Guarantors, Lender may appropriate, set off and apply to the payment of any or all of the Obligations of Borrowers and/or Guarantors, any or all Collateral, in such manner as Lender shall determine, enforce payment of any Collateral and/or Guarantor Collateral, settle, compromise or release in whole or in part, any amounts owing on the Collateral and/or Guarantor Collateral, make allowances and adjustments with respect thereto, issue credits in Lender's or Borrowers' name, sell, assign and deliver the Collateral and/or Guarantor Collateral (or any part thereof), at public or private sale, at broker's board, for cash, upon credit or otherwise, at Lender's option and discretion, and

Lender may bid or become purchaser at any such sale, if public, free from any right of redemption which is hereby expressly waived;

                        (iv) without limiting the generality of the foregoing, Lender is hereby authorized at any time and from time to time, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by any Lender or any Affiliate of Lender to or for the credit or the account of Borrowers or any Guarantor against any and all of the Obligations of Borrowers and/or Guarantors, whether or not then due and payable; and (v) Lender shall have the right, without notice to Borrowers or any Guarantor (except as otherwise expressly provided herein), at any time and from time to time in its discretion, with or without judicial process or the aid or assistance of others and without cost to Lender (A) to enter upon any premises on or in which any of the Inventory or Equipment of Borrowers and/or Guarantors may be located and, without resistance or interference by Borrowers or any Guarantor, take possession of such Inventory or Equipment; (B) to sell, foreclose or otherwise dispose of any part or all of such Inventory or Equipment on or in any premises of Borrowers or any Guarantor or premises of any other party; (C) to require Borrowers and/or Guarantors, at their expense, to assemble and make available to Lender any part or all of such Inventory or Equipment at any place and time designated by Lender; and (D) to remove any or all of such Inventory or Equipment from any premises on or in which the same may be located, for the purpose of effecting the sale, foreclosure or other disposition thereof or for any other purpose.

                  (b) Lender shall have all of the rights and remedies of a secured party under the UCC or applicable law of any other State in which any Collateral or Guarantor Collateral may be situated, in addition to all of the rights and remedies set forth in this Agreement and the other Financing Agreements, and in any instrument or document referred to herein or therein, and/or under any other applicable law relating to this Agreement, the other Financing Agreements, the Obligations of Borrowers and/or Guarantors, the Collateral or the Guarantor Collateral.

                  (c) Each Borrower and Guarantor agrees that in any case where the giving of notice of sale or other disposition of Collateral and/or Guarantor Collateral is required by law, the giving of ten (10) days notice to such Borrower or Guarantor by Lender at their addresses set forth below, designating the place and time of any public sale or of the time after which any private sale or other intended disposition of the Collateral and/or Guarantor Collateral, as the case may be, is to be made, shall be deemed to be reasonable notice thereof and each Borrower and Guarantor waives any other notice with respect thereto.

                  (d) The net cash proceeds resulting from the exercise of any of the foregoing rights or remedies shall be applied by Lender to the payment of the Obligations of Borrowers and/or Guarantors in such order as Lender may elect, and Borrowers and Guarantors shall remain liable to Lender for any deficiency. Without limiting the generality of the foregoing, if Lender enters into any credit transaction, directly or indirectly, in connection with the disposition of any Collateral and/or Guarantor Collateral, Lender shall have the option, at any time, in its discretion, to reduce the Obligations of Borrowers and/or Guarantors by the principal amount of such credit transaction or to defer the reduction thereof until actual receipt by Lender of cash or other immediately available funds in connection therewith.

                  (e) In the event Lender institutes an action to recover any Collateral and/or Guarantor Collateral or seeks recovery of any Collateral and/or Guarantor Collateral by way of prejudgment remedy or otherwise, Borrowers and Guarantors hereby irrevocably waive (i) the posting of any bond, surety or security with respect thereto which might otherwise be required, (ii) any demand for possession prior to the commencement of any suit or action to recover the Collateral and/or Guarantor Collateral, and (iii) any requirement that Lender retain possession and not dispose of any Collateral and/or Guarantor Collateral until after trial or final judgment.

                  (f) Lender may, at its option, cure any default by Borrowers under any agreement, law, regulation, permit, license or approval with, or issued or promulgated by, any Person, which constitutes an Event of Default or Incipient Default hereunder or under any of the other Financing Agreements, or pay or bond on appeal any judgment entered against Borrowers (irrespective of the amount of said judgment or the time elapsed since entry thereof), and charge Borrowers' loan account(s) therefor, such amounts to be repayable by Borrowers on demand, together with interest thereon at the highest rate of interest hereunder; provided, however, Lender shall be under no obligation to effect such cure, payment or bonding and shall not, by making any payment for Borrowers' account, be deemed to have assumed any obligation or liability of Borrowers.

                  (g) The enumeration of the foregoing rights and remedies is not intended to be exclusive, and such rights and remedies are in addition to and not by way of limitation of any other rights or remedies Lender may have under the other Financing Agreements, the UCC or other applicable law. Lender shall have the right to determine which rights and remedies, and in which order any of the same, are to be exercised, and to determine which Collateral or Guarantor Collateral is to be proceeded against and in which order, and the exercise of any right or remedy shall not preclude the exercise of any others, all of which shall be cumulative.

                  (h) No act, failure or delay by Lender shall constitute a waiver of any of the rights and remedies of Lender. No single or partial waiver by Lender of any provision of this Agreement or any of the other Financing Agreements, or breach or default thereunder, or of any right or remedy which Lender may have, shall operate as a waiver of any other provision, breach, default, right or remedy or of the same provision, breach, default, right or remedy on a future occasion.

                  (i) Each Borrower and Guarantor waives presentment, notice of dishonor, protest and notice of protest of all instruments included in or evidencing any of the Obligations of Borrowers and/or Guarantors or the Collateral or Guarantor Collateral and any and all notices or demands whatsoever (except as expressly provided herein). Lender may, at all times, proceed directly against any of the Borrowers or any of the Guarantors to enforce payment of the Obligations of Borrowers and/or Guarantors and shall not be required to take any action of any kind to preserve, collect or protect any rights in the Collateral or Guarantor Collateral.

SECTION 8. COLLECTION AND ADMINISTRATION

            8.1. Receipts

            Subject to the terms and provisions of the Intercreditor Agreement, Borrowers shall, at their expense and on behalf of Lender, receive, as the property of Lender and in trust for Lender, all proceeds from the sale of Borrowers' Inventory, in whatever form, including, without limitation, all cash, checks, credit or debit card transaction records, and all forms of retail store receipts other than daily receipts of Brawn retail stores located in California used to fund the ordinary course of business operations of such retail stores of Brawn, as well as all other proceeds of Collateral, and Borrowers shall not commingle such proceeds with Borrowers' own funds.

            8.2. Right of Inspection; Access.

            Lender and its representatives shall at any time have free access to and right of inspection of the Collateral and Guarantor Collateral have full access to and the right to examine and make copies of Borrowers' and each Guarantor's books and records, to confirm and verify all purchases and sales of Borrowers' Inventory and proceeds thereof including Accounts, to perform general audits and to do whatever else Lender deems necessary to protect the interests of Lender. Without limiting any of Lender's rights under this Section 8.2 or elsewhere herein or in the other Financing Agreements, but subject to the terms and provisions of the Intercreditor Agreement, upon and after the occurrence of an Event of Default that is continuing, Lender may, if Lender reasonably believes such action is necessary to preserve the books and records or to protect or effect Lender's rights and remedies with respect thereto, remove from the premises of Borrowers or Guarantors any books and records and Lender may, without cost or expense to it, use such of Borrowers' or any of the Guarantors' personnel, supplies, computer equipment (to the extent permitted by the lessor thereof, as to leased computer equipment or software) and space at their places of business as may be reasonably necessary for the handling of proceeds from the sale of Borrowers' Inventory or other proceeds of any Collateral or Guarantor Collateral.

            8.3. Specific Powers.

            Each Borrower and Guarantor hereby constitutes Lender, and its designees, as its attorney-in-fact, at Borrowers' and Guarantors' own cost and expense, to exercise at any time all or any of the following powers which, being coupled with an interest, shall be irrevocable until all Obligations of Borrowers and Guarantors have been paid in full: (i) to receive, take, endorse, assign, deliver, accept and deposit, in the name of Lender, or such Borrower or Guarantor, as the case may be, any and all checks, notes, drafts, remittances and other instruments and documents relating to any Collateral and Guarantor Collateral as the case may be; (ii) after the occurrence and upon and during the continuance of an Event of Default or Incipient Default, to receive, open and dispose of all mail addressed to such Borrower or Guarantor, as the case may be, and to notify postal authorities to change the address for delivery thereof to such address as Lender may designate; (iii) to transmit to Account Debtors obligated in respect of any Collateral notice of Lender's interest therein and to request from such Account Debtors at any time, in the name of Lender, or such Borrower or Guarantor, as the case may be, or that of Lender's or designee, information concerning the Accounts that are part of any Collateral and the amounts owing thereon; (iv) after the occurrence and upon and during the continuance of an Event of Default or Incipient Default, to notify Account Debtors obligated in respect of the Collateral to make payment directly to Lender; (v) after the occurrence and upon and during the continuance of an Event of Default or Incipient Default, to take or bring, in the name of Lender, or such Borrower or Guarantor, as the case may be, all steps, actions, suits or proceedings deemed by Lender necessary or desirable to effect collection of the Collateral and Guarantor Collateral; and (vi) to execute in such Borrower's or such Guarantor's name and on its behalf any UCC financing statements or amendments thereto. Each Borrower and Guarantor hereby releases Lender, and its officers, employees, attorneys, agents and designees, from any liability arising from any act or acts under this Agreement or in furtherance thereof, whether of omission or commission, and whether based upon any error of judgment or mistake of law or fact, other than for Lender's own gross negligence or willful misconduct, (vii) endorse such Borrower's or Guarantor's name upon any chattel paper, document, instrument, invoice, or similar document or agreement relating to any Receivable or any goods pertaining thereto or any other Collateral, including any warehouse or other receipts, or bills of lading and other negotiable or non-negotiable documents, and (viii) clear Inventory through U.S. Customs or other foreign export control authorities in such Borrower's or Guarantor's name, Lender's name or the name of Lender's designee, and to sign and deliver to customs officials powers of attorney in such Borrower's or Guarantor's name for such purpose, and to complete in such Borrower's or Guarantor's or Lender's name, any order, sale or transaction, obtain the necessary documents in connection therewith and collect the proceeds thereof.

SECTION 9.        EFFECTIVE DATE; TERMINATION; COSTS; MISCELLANEOUS

            9.1.  Term.

                  (a) This Agreement and the other Financing Agreements shall become effective as of the date hereof and this Agreement shall continue in full force and effect for a term ending on the date three (3) years from the date hereof (the "Term").

                  (b) In addition, Lender shall have the right to terminate this Agreement and the other Financing Agreements immediately at any time after the occurrence and during the continuance of an Event of Default. Lender shall have no obligation to make additional loans or provide additional credit accommodations hereunder at any time after and during the continuance of an Event of Default or Incipient Default.

                  (c) Upon the effective date of termination of the Financing Agreements, Borrowers shall pay to Lender in full, by wire transfer in federal funds to such bank account of Lender as Lender may, in its discretion, designate in writing to Borrowers for such purpose, all outstanding and unpaid non-contingent Obligations of Borrowers (including, but not limited to the Term Loans and all interest, fees, charges, expenses and other amounts provided for hereunder, under the other Financing Agreements or otherwise) and shall furnish cash Collateral to Lender, or a clean irrevocable letter of credit issued in Lender's favor by a bank acceptable to Lender in its discretion and having documentary requirements and other terms acceptable to Lender in its discretion, in order to secure and provide for payment in full of all contingent Obligations. Interest at the Interest Rate shall be due until and including the next business day, if the amounts so paid by Borrowers to the bank account designated by Lender are received in such bank account later than 12:00 noon, New York, New York time.

                  (d) No termination of the Financing Agreements shall relieve or discharge Borrowers or any Guarantor of their respective duties, obligations and covenants under the Financing Agreements until all Obligations of Borrowers and Guarantors have been fully indefeasibly paid and discharged, and following such termination, Lender's continuing security interests in the Collateral and Guarantor Collateral shall remain in effect until all such Obligations have been fully indefeasibly paid and discharged. At Borrowers' written request, following termination of this Agreement as provided herein, and after all Obligations have been fully and indefeasibly paid and discharged, Lender shall execute and deliver to Borrowers and Guarantors any and all documents and instruments reasonably required to terminate all liens and security interests granted to Lender pursuant hereto and pursuant to the other Financing Agreements, all at Borrowers' and Guarantors' expense.

            9.2.  Expenses and Additional Fees.

                  (a) Borrowers and Guarantors shall pay to Lender on demand all costs and expenses that Lender pays or incurs in connection with the due diligence, negotiation, preparation, consummation, execution, administration, enforcement, and termination of this Agreement and the other Financing Agreements, including, without limitation: (i) reasonable attorneys' and paralegals' fees and disbursements of counsel to Lender and any Participant;
(ii) costs and expenses (including reasonable attorneys' and paralegals' fees and disbursements) for any amendment, supplement, waiver, consent, or subsequent closing in connection with the Financing Agreements and the transactions contemplated thereby; (iii) costs and expenses of lien and title searches; (iv) taxes, fees and other charges for recording the Mortgages or any agreements or documents with the United States Office of Patents and Trademarks, The United States Office of Copyrights or any other governmental authority, and the filing of UCC financing statements and continuations, and other actions to perfect, protect, and continue the security interests and liens of Lender in the Collateral and/or Guarantor Collateral; (v) sums paid or incurred to take any action required of Borrowers and/or any Guarantors under the Financing Agreements that Borrowers and/or any Guarantors fail to pay or take; (vi) costs of appraisals, environmental audits, inspections, and verifications of the Collateral and/or Guarantor Collateral, including, without limitation, travel and lodging, plus a per diem charge at a rate of Seven Hundred Fifty Dollars ($750) per person for periodic field examinations of the Collateral and/or Guarantor Collateral and Borrowers' and/or any Guarantor's operations by Lender, or its agents; (vii) costs and expenses of forwarding loan proceeds, collecting checks and other items of payment, including, without limitation, wire transfer fees and check dishonor fees; (viii) costs and expenses of preserving and protecting the Collateral and/or Guarantor Collateral; (ix) costs and expenses and fees for title insurance and other insurance premiums, environmental audits, surveys, assessments, engineering reports and inspections, appraisal fees and search fees; and (x) costs and expenses (including reasonable attorneys' and paralegals' fees and disbursements) paid or incurred to obtain payment of the Obligations of Borrowers and/or Guarantors, enforce the security interests and liens of Lender, sell or otherwise realize upon the Collateral and/or Guarantor Collateral, and otherwise enforce the provisions of this Agreement and the other Financing Agreements (including, without limitation, premiums on bonds and undertakings, fees of marshals, sheriffs, custodians, auctioneers and others, travel expenses and all court costs and collection charges), or to defend any claims made or threatened against Lender arising out of the transactions contemplated hereby (including, without limitation, preparations for and consultations concerning any such matters). The foregoing shall not be construed to limit any other provisions of the Financing Agreements regarding costs and expenses to be paid by Borrowers and/or Guarantors.

                  (b) All sums provided for in this Section 9.2 shall be part of the Obligations of Borrowers and Guarantors, shall be payable on demand, and shall accrue interest after demand for payment thereof at the highest rate of interest then payable hereunder. Lender is hereby irrevocably authorized to charge any amounts payable hereunder directly to any of the account(s) maintained by Lender with respect to Borrowers and/or any Guarantors.

            9.3.  Survival of Agreement.

            All agreements, representations and warranties contained herein or made in writing by the parties hereto in connection with the transactions contemplated hereby shall survive the execution and delivery of this Agreement, the other Financing Agreements and the consummation of the transactions contemplated herein or therein regardless of any investigation made by or on behalf of Lender.

            9.4.  No Waiver; Remedies Cumulative.

            No failure to exercise, and no delay in exercising on the part of Lender of, any right, power or privilege under this Agreement or under any of the other Financing Agreements or other documents referred to herein or therein shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, power and privilege. No notice to or demand on Borrowers or any Guarantor not required hereunder or any of the other Financing Agreements shall entitle Borrowers or Guarantors to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of Lender to any other or further action in any circumstances without notice or demand. The rights and remedies of Lender under this Agreement, the other Financing Agreements and any other present and future agreements between or among Lender, Borrowers and Guarantors, as the case may be, are cumulative and not exclusive of any rights or remedies provided by law or under any of the Financing Agreements or such other agreements and all such rights and remedies may be exercised successively or concurrently in whatever order and manner Lender shall elect.

            9.5.  Notices.

            All notices, requests and demands to or upon the respective parties hereto shall be in writing and shall be deemed to have been duly given or made: if by hand, immediately upon delivery; if by telex, telecopier or telegram, immediately upon sending; if by express mail or any other overnight delivery service, one (1) day after dispatch; and if by registered or certified mail, return receipt requested, five (5) days after mailing. All notices, requests and demands upon the parties are to be given to the following addresses and telecopier numbers (or to such other address or telecopier number as any party may designate by notice in accordance with this Section):

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If to Hanover                       Hanover Direct, Inc.
                                    115 River Road
                                    Edgewater, New Jersey 07020
                                    Attention:  Charles E. Blue, Chief Financial
                                                              Officer
                                    Telecopier:  (201) 272-3147

If to any Borrower:                 c/o Hanover Direct, Inc.
                                    115 River Road
                                    Edgewater, New Jersey 07020
                                    Attention: Charles E. Blue, Chief Financial
                                                              Officer
                                    Telecopier:  (201) 272-3147

If to Lender                        Chelsey Finance, LLC
                                    712 Fifth Avenue, 45th Floor
                                    New York, New York 10019
                                    Attention:  Stuart Feldman
                                    Telecopier:  (212) 765-3112

            9.6.  Entire Agreement.

            This Agreement, the other Financing Agreements, any supplements and any other instruments or documents delivered or to be delivered in connection herewith or therewith represent the entire agreement and understanding concerning the subject matter hereof among the parties hereto, and supersede all prior proposals, agreements, understandings, negotiations and discussions, representations, warranties, commitments, offers and contracts concerning the subject matter hereof, whether oral or written, including, without limitation, that certain Commitment Letter Agreement, dated as of June 16, 2004, by and between Chelsey Direct, LLC and Hanover.

            9.7.  Amendments and Waivers.

            Neither this Agreement, nor any of the other Financing Agreements or any other instrument or document referred to herein or therein may be changed, waived, discharged or terminated orally, except by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

            9.8.  Applicable Law.

            This Agreement and the other Financing Agreements and all other documents referred to herein or therein are being executed and delivered in New York, New York and together with all transactions and the obligations and rights thereunder, shall be governed by, construed and interpreted in accordance with the laws of the State of New York.

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

           9.9.  Successors and Assigns.

            This Agreement, the other Financing Agreements and any other document referred to herein or therein shall be binding upon Borrowers and Guarantors and their respective successors or assigns and inure to the benefit of and be enforceable by Lender and its successors and assigns. None of the Borrowers or any Guarantor may assign its respective rights under this Agreement, the other Financing Agreements and any other document referred to herein or therein without the prior written consent of Lender. Provided that such assignees and/or Participants enter into, or otherwise agree to be bound by the terms and provisions of, the Intercreditor Agreement, Lender may assign its rights and delegate its obligations under this Agreement and the other Financing Agreements and further may assign, or sell participations in, all or any part of the Term Loan or any other interest herein, in which event, the assignee or participant shall have, to the extent of such assignment or participation, the same rights and benefits as it would have if it were the Lender hereunder, except as otherwise provided by the terms of such assignment or participation. Lender may furnish any information concerning Borrowers or Guarantors in the possession of Lender from time to time to assignees and Participants (including prospective assignees and Participants).

            9.10. Indemnification.

            The Borrowers and Guarantors agree to indemnify and hold harmless Lender and its Affiliates, and each of its and their respective directors, officers, partners, attorneys and advisors (each such person or entity referred to hereafter in this paragraph as an "Indemnified Person") from any and all losses, claims, costs, damages, expenses or liabilities (or actions, suits or proceedings, including any inquiry or investigation with respect thereto) ("Damages") to which any Indemnified Person may become subject, insofar as such Damages arise out of, in any way relate to, or result from, this Agreement, the other Financing Agreements, or the other transactions contemplated hereby and thereby and to reimburse upon demand each Indemnified Person for any and all legal and other expenses incurred in connection with investigating, preparing to defend, or defending against, any such Damages; provided, however, that the Borrowers and Guarantors shall not have any obligation under this Section 9.10 for liabilities determined in a judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of any Indemnified Person. The foregoing provisions of this Section 9.10 shall be in addition to any right that an Indemnified Person shall have at common law or otherwise. The Borrowers and Guarantors also agree that (x) no Indemnified Person shall be responsible or liable for any consequential damages that may be alleged as a result of this Agreement and the other Financing Agreements and (y) no third party, including security holders or creditors of the Borrowers and Guarantors, shall have any recourse against any Indemnified Person under this Agreement and/or the other Financing Agreements (whether direct or indirect, in contract or tort or otherwise).

            9.11. Severability.

            If any provision of this Agreement or the other Financing Agreements is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Agreement or the other Financing Agreements as a whole but this Agreement or the particular Financing Agreement, as the case may be, shall be construed as though it did not contain the

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

particular provision or provisions held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by law.

            9.12. Headings.

            The headings used herein are for convenience only and do not constitute matters to be considered in interpreting this Agreement.

            9.13. Security Interests of Participants.

            If a Participant shall at any time participate with Lender in the Term Loans or any portion thereof, Borrowers and Guarantors hereby grant to such Participant and Lender and such Participant shall have and is hereby given, a continuing lien on and security interest in any money, securities and other property of Borrowers and Guarantors in the custody or possession of the Participant, including the right of setoff, to the extent of the Participant's participation in the Obligations of Borrowers and Guarantors and such Participant shall be deemed to have the same right of setoff to the extent of its participation in the Obligations, as it would have if it were a direct lender.

            9.14. WAIVER OF JURY TRIAL.

            THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT, THE OTHER FINANCING AGREEMENTS, THE OBLIGATIONS OF BORROWERS AND GUARANTORS, THE COLLATERAL, THE GUARANTOR COLLATERAL, OR ANY INSTRUMENT, DOCUMENT OR GUARANTY DELIVERED PURSUANT HERETO OR TO ANY OF THE FOREGOING, OR THE VALIDITY, PROTECTION, INTERPRETATION, ADMINISTRATION, COLLECTION OR ENFORCEMENT HEREOF OR THEREOF, OR ANY OTHER CLAIM OR DISPUTE HEREUNDER OR THEREUNDER.

            9.15. Waiver of Counterclaims; Jurisdiction; Service of Process.

            Each Borrower and Guarantor hereby waives all rights of setoff and rights to impose counterclaims (other than compulsory counterclaims) in the event of any litigation with respect to any matter connected with this Agreement, the other Financing Agreements, the Obligations of Borrowers and Guarantors, the Collateral, the Guarantor Collateral or any transaction between the parties hereto, and irrevocably consents and submits to the non-exclusive jurisdiction of the Supreme Court of the State of New York in New York County, and of the United States District Court for the Southern District of New York and the courts of any State in which any of the Collateral and/or Guarantor Collateral is located and of any Federal Court located in such States in connection with any action, proceeding or claim arising out of or relating to this Agreement, the other Financing Agreements, the Obligations of Borrowers and Guarantors, the Collateral, the Guarantor Collateral or any document, instrument or guaranty delivered pursuant hereto or to any of the foregoing. In any such litigation, each Borrower and Guarantor waives personal service of any summons, complaint or other process and agrees that the service thereof may be made by certified or registered mail, return receipt requested, directed

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

to it at its chief executive office set forth herein, or designated in writing pursuant to this Agreement, or in any other manner permitted by the rules of said Courts. Within thirty (30) days after such mailing, Borrowers and any Guarantor named in any such summons, complaint or other process shall appear to answer such summons, complaint or other process, failing which Borrowers and such Guarantors shall be deemed in default and judgment may be entered by Lender against Borrowers and/or such Guarantors for the amount of the claim and other relief requested therein.

            9.16. Counterparts.

            This Agreement may be executed in any number of counterparts, and by Lender and Borrowers and any of the Guarantors in separate counterparts, each of which shall be an original, but all of which shall together constitute one and the same agreement.

                            [Signature pages follow]

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

ALL AMOUNTS AT ANY TIME OWING BY THE BORROWERS UNDERS THIS AGREEMENT TO THE LENDER HEREUNDER ARE SUBORDINATED IN RIGHT OF PAYMENT TO THE INDEFEASIBLE PAYMENT AND SATISFACTION IN FULL OF ALL PRESENT AND FUTURE OBLIGATIONS, LIABILITIES AND INDEB TEDNESS OFF THE BORROWERS TO CONGRESS FINANCIAL CORPORATION, AND ITS SUCCESSORS AND ASSIGNS, AS PROVIDED BY AND AS OTHERWISE SUBJECT TO THE TERMS AND CONDITIONS OF THE INTERCREDITOR AND SUBORDINATION AGREEMENT, DATED AS OF THE DATE HEREOF, BETWEEN THE LENDER AND CONGRESS FINANCIAL CORPORATION.

            IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

                              CHELSEY FINANCE, LLC

                              By:  ___/s/ Scott Lessot_____________________
                                     Name:  Scott Lesser
                                     Title: Executive Vice President

                              BRAWN OF CALIFORNIA, INC.

                              By:  ___/s/ Steven Seymour_______________
                                     Name:  Steven Seymour
                                     Title: President

                              GUMP'S BY MAIL, INC.

                              By:  __/s/ Jed Pogran______________________
                                     Name:  Jed Pogran
                                     Title: President

                              GUMP'S CORP.

                              By:  __/s/ Jed Pogran______________________
                                     Name:  Jed Pogran
                                     Title: President

                              HANOVER REALTY, INC.

                              By:  __/s/ Doug Mitchell_____________________
                                     Name:  Doug Mitchell
                                     Title: President

                              HANOVER COMPANY STORE, LLC

                              By:  __/s/ Charles E. Blue___________________
                                     Name:  Charles E. Blue
                                     Title: President

                              KEYSTONE INTERNET SERVICES, LLC

                              By:  __/s/ Charles E. Blue___________________
                                    Name:  Charles E. Blue
                                    Title: Vice President

                              THE COMPANY STORE GROUP, LLC

                              By:  __/s/ Charles E. Blue__________________
                                     Name: Charles E. Blue
                                     Title:    President

                              DOMESTICATIONS, LLC

                              By:  __/s/ Charles E. Blue________________
                                      Name:  Charles E. Blue
                                      Title: Vice President

                              SILHOUETTES, LLC

                              By:  __/s/ Charles E. Blue________________
                                      Name:  Charles E. Blue
                                      Title: President

                              THE COMPANY OFFICE, INC.

                              By:  __/s/ David Pipkorn__________________
                                      Name:  David Pipkorn
                                      Title: President

                              THE COMPANY STORE FACTORY, INC.

                              By:  __/s/ David Pipkorn_______________
                                      Name:  David Pipkorn
                                      Title: President